EXHIBIT 4.5
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                                CREDIT AGREEMENT

                                  dated as of

                                 June 14, 2000


                                     among


                          INTERNATIONAL PAPER COMPANY

                  INTERNATIONAL PAPER FINANCIAL SERVICES, INC.



                            The LENDERS Party Hereto


                                      and


                 CREDIT SUISSE FIRST BOSTON, NEW YORK BRANCH
            as Administrative Agent, Lead Arranger and Book Manager


                       ---------------------------------

                                 $3,050,000,000

                       ---------------------------------






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


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                                   ARTICLE I
                                  DEFINITIONS

SECTION 1.01    Defined Terms..................................................1
SECTION 1.02    Classification of Loans and Borrowings........................16
SECTION 1.03    Terms Generally...............................................16
SECTION 1.04    Accounting Terms and Determinations...........................16

                                   ARTICLE II
                                  THE CREDITS

SECTION 2.01    The Commitments...............................................17
SECTION 2.02    Loans and Borrowings..........................................18
SECTION 2.03    Requests for Syndicated Borrowings............................19
SECTION 2.04    Competitive Bid Procedure.....................................20
SECTION 2.05    Funding of Borrowings.........................................22
SECTION 2.06    Interest Elections............................................23
SECTION 2.07    Termination and Changes of Commitments........................24
SECTION 2.08    Repayment of Loans; Evidence of Debt..........................25
SECTION 2.09    Prepayment of Loans...........................................26
SECTION 2.10    Fees..........................................................27
SECTION 2.11    Interest......................................................28
SECTION 2.12    Alternate Rate of Interest....................................29
SECTION 2.13    Increased Costs...............................................30
SECTION 2.14    Break Funding Payments........................................31
SECTION 2.15    U.S. Taxes....................................................32
SECTION 2.16    [Intentionally omitted.]......................................33
SECTION 2.17    Payments Generally; Pro Rata Treatment; Sharing of Set-offs...33
SECTION 2.18    Mitigation Obligations; Replacement of Lenders................35

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

SECTION 3.01    Corporate Existence...........................................36
SECTION 3.02    Financial Condition...........................................36
SECTION 3.03    Litigation....................................................37
SECTION 3.04    No Breach.....................................................37
SECTION 3.05    Corporate Action of the Borrowers.............................37
SECTION 3.06    Approvals.....................................................37


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SECTION 3.07    Use of Loans..................................................38
SECTION 3.08    ERISA.........................................................38
SECTION 3.09    Taxes.........................................................38
SECTION 3.10    Investment Company Act........................................38
SECTION 3.11    Public Utility Holding Company Act............................38
SECTION 3.12    Credit Agreements.............................................38
SECTION 3.13    Hazardous Materials and Environmental Matters.................39
SECTION 3.14    Full Disclosure...............................................39
SECTION 3.15    Federal Margin Regulations....................................40
SECTION 3.16    Solvency......................................................40
SECTION 3.17    Exchange Offer and Merger.....................................40

                                   ARTICLE IV
                                   GUARANTEE

SECTION 4.01    Guarantee.....................................................42
SECTION 4.02    Obligations Unconditional.....................................42
SECTION 4.03    Reinstatement.................................................43
SECTION 4.04    Subrogation...................................................43
SECTION 4.05    Remedies......................................................44
SECTION 4.06    Continuing Guarantee..........................................44

                                   ARTICLE V
                                   CONDITIONS

SECTION 5.01    Closing Date..................................................44
SECTION 5.02    Term Loan Borrowing Conditions................................46
SECTION 5.03    Each Credit Event.............................................47

                                   ARTICLE VI
                            COVENANTS OF THE COMPANY

SECTION 6.01    Financial Statements..........................................48
SECTION 6.02    Litigation....................................................50
SECTION 6.03    Corporate Existence, Etc......................................50
SECTION 6.04    Insurance.....................................................51
SECTION 6.05    Use of Proceeds...............................................51
SECTION 6.06    Consummation of the Merger....................................51
SECTION 6.07    Prohibition of Fundamental Changes............................51
SECTION 6.08    Limitation on Liens...........................................52
SECTION 6.09    Amendments to Merger Agreement and the Exchange Offer
                  Documents...................................................54
SECTION 6.10    Total Debt to Total Capital Ratio.............................54


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SECTION 6.11    Minimum Consolidated Net Worth................................54

                                  ARTICLE VII
                               EVENTS OF DEFAULT


                                  ARTICLE VIII
                            THE ADMINISTRATIVE AGENT


                                   ARTICLE IX
                                 MISCELLANEOUS

SECTION 9.01    Notices.......................................................60
SECTION 9.02    Waivers; Amendments...........................................60
SECTION 9.03    Expenses; Indemnity; Damage Waiver............................61
SECTION 9.04    Successors and Assigns........................................62
SECTION 9.05    Survival......................................................66
SECTION 9.06    Counterparts; Integration; Effectiveness......................66
SECTION 9.07    Severability..................................................66
SECTION 9.08    Right of Setoff...............................................67
SECTION 9.09    Governing Law; Jurisdiction; Etc..............................67
SECTION 9.10    Judgment Currency.............................................68
SECTION 9.11    Waiver Of Jury Trial..........................................68
SECTION 9.12    Headings......................................................68
SECTION 9.13    Treatment of Certain Information; Confidentiality.............68


SCHEDULE I      - Commitments
SCHEDULE II     - Material Agreements

EXHIBIT A       - Form of Assignment and Acceptance
EXHIBIT B-1     - Form of Opinion of Counsel to the Company
EXHIBIT B-2     - Form of Opinion of Special New York Counsel to the
Company


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     CREDIT AGREEMENT dated as of June 14, 2000, among INTERNATIONAL PAPER
COMPANY, a New York corporation (the "Company"), INTERNATIONAL PAPER FINANCIAL SERVICES, INC., a Delaware corporation (the "Subsidiary Borrower"), the LENDERS party hereto, and CREDIT SUISSE FIRST BOSTON, a bank organized under the laws of Switzerland, acting through its New York Branch, as administrative agent for the Lenders hereunder (in such capacity, the "Administrative Agent"), Lead Arranger and Book Manager.

     The Company has requested that the Lenders (as hereinafter defined) make (i) revolving credit loans from time to time on and after the Closing Date (as hereinafter defined) to the Company in an aggregate principal amount not exceeding $1,750,000,000 at any one time outstanding and (ii) term loans on the Term Loan Funding Date to the Subsidiary Borrower in an aggregate principal amount not in excess of $1,300,000,000. The Lenders are prepared to make such loans upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

     SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

     "ABR", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

     "Acquisition" means the acquisition of Champion by the Company in accordance with the Merger Agreement and the Exchange Offer.

     "Acquisition Transaction" has the meaning assigned to such term in Section 3.17(a).

     "Acquico" means Condor Acquisition Corporation, a Delaware corporation and wholly owned Subsidiary of the Company.

     "Adjusted LIBO Rate" means, for the Interest Period for any Eurodollar Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

     "Administrative Agent" has the meaning assigned to such term in the first paragraph of this Agreement.

     "Administrative Questionnaire" means an administrative questionnaire in a form supplied by the Administrative Agent.


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     "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

     "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate for such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

     "Applicable Rate" means, for any day, with respect to (a) any Eurodollar Loan or ABR Loan which is a Term Loan, the applicable rate per annum set forth below under the caption "Eurodollar Loan" or "ABR Loan" below under the caption "Term Loan," (b) any Eurodollar Loan or ABR Loan which is a Revolving Credit Loan, the applicable rate per annum set forth below under the caption "Eurodollar Loan" or "ABR Loan" below under the caption "Revolving Credit Loan," (c) any Facility Fee, the applicable rate per annum set forth below under the caption "Facility Fee" and (d) any utilization fee, the applicable rate per annum set forth below under the caption "Utilization Fee," in each case based upon the long-term debt ratings by Moody's and S&P, respectively, applicable on such date to the Index Debt:

================================================================================
Long-Term Debt       Term Loan      Revolving Credit Loan
Rating           Eurodollar   ABR    Eurodollar    ABR     Facility  Utilization
(S&p/mOODY'S)       Loan      Loan     Loan        Loan       Fee         Fee
--------------------------------------------------------------------------------
 Level I             50 bps   0 bps    31.5 bps    0 bps      6 bps    12.5 bps
  A/A2
 Level II          62.5 bps   0 bps    42 bps      0 bps      8 bps    12.5 bps
  A-/A3
 Level III          75 bps    0 bps    52.5 bps    0 bps     10 bps    12.5 bps
 Level IV          100 bps    0 bps    62.5 bps    0 bps     12.5 bps  25 bps
 Level V           125 bps   25 bps    85 bps      0 bps     15 bps    25 bps
 Level VI          175 bps   75 bps   125 bps     25 bps     25 bps    25 bps
Less than Level V
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provided that, (A) for purposes of the foregoing, in the event the Index Debt receives a split rating from Moody's and S&P, the applicable level shall be (1) the level with the higher of such ratings in the event such ratings are one level apart, (2) the level at midpoint (if any) in the event such ratings are two or more levels apart and (3) the higher of the two intermediate ratings in the event there is no midpoint rating; (B) if at any time the Index Debt is rated at or above either of the long term debt ratings by Moody's or



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S&P set forth in Level I above, the Applicable Rate as set forth in Level I will apply; (C) if at any time the Index Debt is rated below both the Moody's and S&P ratings set out in Level V above or has a rating in effect with neither Moody's nor S&P (other than by reason of the circumstances referred to in the last sentence of this definition), the Applicable Rate as set forth in Level VI will apply; (D) if at any time either Moody's or S&P shall not have in effect a rating for the Index Debt, the Applicable Rate shall be determined solely by the rating for the Index Debt established by the rating agency that does have a rating for the Index Debt then in effect; (E) if at any time the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency; and (F) if any Event of Default shall have occurred and be continuing, each of Moody's and S&P shall be deemed to have established a rating in the lowest category in the schedule above. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company (on its own behalf and on behalf of the Subsidiary Borrower) and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

     "Assignment and Acceptance" means an agreement pursuant to which a Lender assigns all or a portion of its rights and obligations hereunder to an assignee and such assignee agrees to be bound by all of the obligations of a Lender hereunder to the extent of such assignment, in the form of Exhibit A or such other form as shall be approved by the Administrative Agent.

     "Board" means the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

     "Borrower" means either the Company or the Subsidiary Borrower.

     "Borrowing" means (a) all Term Loans of the same Type incurred on the Term Loan Funding Date (or resulting from continuations or conversions on a given date after the Term Loan Funding Date) and having, in the case of Eurodollar Term Loans, the same Interest Period, (b) all Revolving Credit Loans of the same Type incurred on a given date (or resulting from continuations or conversions on a given date) and having, in the case of Eurodollar Revolving Credit Loans, the same Interest Period, or (c) all Competitive Loans of the same Type incurred on a given date and having the same Interest Period (or any single Competitive Loan that does not have the same Interest Period as any other Competitive Loan of the same Type). For purposes hereof, the date of a Syndicated Borrowing comprised of one or more Loans that have been converted or



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continued shall be the effective date of the most recent conversion or continuation of such Loan or Loans.

     "Borrowing Request" means a request by a Borrower for a Syndicated Borrowing in accordance with Section 2.03.

     "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

     "Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board) and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).

     "CSFB" means Credit Suisse First Boston.

     "Champion" means Champion International Corporation, a New York corporation.

     "Champion Shares" means the common stock, par value of $0.50 per share, of Champion.

     "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

     "Class", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are Term Loans, Revolving Credit Loans or Competitive Loans.

     "Closing Date" means the date on which each of the conditions specified in
Section 5.01 are satisfied (or waived in accordance with Section 9.02).

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.


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     "Commitment" means a Term Loan Commitment or a Revolving Credit
Commitment.

     "Company" means International Paper Company, a New York corporation.

     "Competitive", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are made pursuant to Section 2.04.

     "Competitive Bid" means an offer by a Lender to make a Competitive Loan in accordance with Section 2.04.

     "Competitive Bid Rate" means, with respect to any Competitive Bid, the Margin or the Fixed Rate, as applicable, offered by the Lender making such Competitive Bid.

     "Competitive Bid Request" means a request by the Company for Competitive Bids in accordance with Section 2.04.

     "Confidential Information Memorandum" means the Confidential Information Memorandum of the Company dated May 2000 delivered to the Lenders in connection with this Agreement.

     "Consolidated Net Worth" means, at any time, the sum of the following for the Company and its Consolidated Subsidiaries determined on a consolidated basis (without duplication) in accordance with GAAP:

     (a) the amount of capital stock; plus

     (b) the amount of surplus and retained earnings (or, in the case of a surplus or retained earnings deficit, minus the amount of such deficit); minus

     (c) the cost of treasury shares.

     "Consolidated Subsidiary" means, as to any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such Person in accordance with GAAP.

     "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

     "Debt Issuance" means the issuance by the Company of senior, unsecured debt securities in the capital markets.


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     "Default" means any event or condition which constitutes an Event of
Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

     "Dollars" or "$" refers to lawful money of the United States of America.

     "Environmental Laws" means any and all Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

     "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Company or is under common control (within the meaning of Section 414(c) of the Code) with the Company.

     "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans constituting such Borrowing, are bearing interest at a rate determined by reference to (a) in the case of a Revolving Credit Loan or Borrowing or a Term Loan or Borrowing, the applicable Adjusted LIBO Rate, or (b) in the case of a Competitive Loan or Borrowing, the LIBO Rate.

     "Event of Default" has the meaning assigned to such term in Article VII.

     "Exchange Offer" means the exchange offer by the Company for the outstanding Champion Shares (and associated rights to purchase preferred stock) pursuant to the Offer to Exchange.

     "Exchange Offer Statements" means, collectively, (i) the Company's Tender Offer Statement, dated May 19, 2000, on Schedule 14D-1 of the Securities and Exchange Commission, as thereafter amended from time to time in accordance with the terms hereof and (ii) the Company's Registration Statement on Form S-4 filed on May 19, 2000 with the Securities and Exchange Commission, in each case together with all schedules, exhibits and annexes attached thereto and all documents incorporated therein by reference, as such Statements may thereafter be amended from time to time in accordance with the terms hereof.

     "Excluded Taxes" means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any


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obligation of either Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender's failure or inability to comply with Section 2.15(e), except to the extent that such Foreign Lender's assignor (if any) was entitled, at the time of assignment, to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 2.15(a).

     "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

     "Fee Letter" means that certain letter agreement dated May 22, 2000 between the Company and the Administrative Agent with respect to certain fees due and payable to the Administrative Agent and the other agent banks party hereto.

     "Fixed Rate" means, with respect to any Competitive Loan (other than a Competitive Eurodollar Loan), the fixed rate of interest per annum specified by the Lender making such Competitive Loan in its related Competitive Bid.

     "Fixed Rate Loan" means a Competitive Loan bearing interest at a Fixed
Rate.

     "Foreign Jurisdiction" means any jurisdiction other than the United States of America, a State thereof, the District of Columbia or any political subdivision of any of the foregoing.

     "Foreign Lender" means any Lender that is organized under the laws of a Foreign Jurisdiction.

     "GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.04, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.


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


     "Governmental Authority" means the government of the United
States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

     "Guarantee" means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any Person, or a guarantee of the payment of dividends or other distributions upon the stock of any corporation, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling a debtor to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including causing a bank to open a letter of credit for the benefit of another Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

     "Guaranteed Obligations" shall have the meaning assigned to such term in
Section 4.01(a).

     "Guarantor" means the Company in its capacity as the guarantor under
Article IV.

     "Indebtedness" means, as to any Person: (a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 90 days of the date the respective goods are delivered or the respective services are rendered; (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; and
(f) Indebtedness of others Guaranteed by such Person.

     "Indemnified Taxes" means Taxes other than Excluded Taxes.

     "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

     "Interest Election Request" means a request by either Borrower to convert or continue any of their respective Syndicated Borrowings in accordance with
Section 2.06.


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


     "Interest Payment Date" means (a) with respect to any ABR Loan, each Quarterly Date, (b) with respect to any Eurodollar Loan, the last day of each Interest Period therefor and, in the case of any Interest Period for a Eurodollar Loan that is more than three months long, each day prior to the last day of such Interest Period that occurs at intervals of three months after the first day of such Interest Period and (c) with respect to any Fixed Rate Loan, the last day of the Interest Period therefor and, in the case of any Interest Period for a Fixed Rate Loan that is more than 90 days long (unless otherwise specified in the applicable Competitive Bid Request), each day prior to the last day of such Interest Period that occurs at intervals of 90 days after the first day of such Interest Period, and any other dates that are specified in the applicable Competitive Bid Request as Interest Payment Dates with respect to such Loan.

     "Interest Period" means:

                  (a) for any Borrowing (other than an ABR Borrowing), the Interest Period of the Loan or Loans constituting such Borrowing;

                  (b) for any Syndicated Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Borrowing Request or Interest Election Request;

                  (c) for any Competitive Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as specified in the applicable Competitive Bid Request; and

                  (d) for any Fixed Rate Loan, the period (which shall not be less than 7 days or more than 360 days) commencing on the date of such Loan and ending on the date specified in the applicable Competitive Bid Request;

provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day and
(ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and, in the case of a Syndicated Loan, thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

     "Lenders" means the Persons listed on Schedule I and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

     "LIBO Rate" means, for the Interest Period for any Eurodollar Borrowing, the rate appearing on Page 3750 of the Dow Jones Markets (Telerate) Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for the offering of Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the LIBO Rate for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Company or any of its Subsidiaries shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Loans" means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

     "Margin" means, with respect to any Competitive Loan bearing interest at a rate based on the LIBO Rate, the marginal rate of interest, if any, to be added to or subtracted from the LIBO Rate to determine the rate of interest applicable to such Loan, as specified by the Lender making such Loan in its related Competitive Bid.

     "Margin Stock" means margin stock within the meaning of Regulations U and X.

     "Material Adverse Effect" means a material adverse change, or any condition or event that could reasonably be expected to result in a material adverse change, in (i) the business, assets, results of operations or financial condition of the Company and its Consolidated Subsidiaries, or (ii) the validity or enforceability of this Agreement or any of the documents entered into in connection with the Transactions or the rights, remedies and benefits available to the parties hereunder or the ability of the Company, Acquico or Champion to consummate the Transactions.

     "Material Subsidiaries" means, at any time, (a) the Subsidiary
Borrower and, until the Merger becomes effective, Acquico and (b) any Subsidiary of the Company that has total assets (as shown on the most recent balance sheet of such Subsidiary prepared in accordance with generally accepted accounting principles) of $150,000,000 or more.

     "Merger" means the merger of Acquico with and into Champion pursuant to the Merger Agreement, with the surviving entity of the merger being a Wholly Owned Subsidiary of the Company.

     "Merger Agreement" means the Agreement and Plan of Merger dated as of May 12, 2000 among Champion, the Company and Acquico.

     "Moody's" means Moody's Investors Service, Inc.

     "Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA.

     "Obligors" means the Borrowers and the Guarantor.

     "Offer to Exchange" means the offer to exchange each outstanding Champion Shares (including the associated rights to purchase preferred stock) for shares of common stock of the Company having a value of $25 and $50 in cash, dated May 19, 2000, as thereafter amended from time to time in accordance with the terms thereof.

     "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     "Plan" means any employee benefit or other plan established or maintained by the Company or any ERISA Affiliate and which is covered by Title IV of ERISA, other than a Multiemployer Plan.

     "Prime Rate" means the rate of interest per annum publicly announced from time to time by CSFB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

     "Project Indebtedness" means Indebtedness of the Company or any Subsidiary incurred to finance the acquisition, construction or development of Project Assets (as defined in Section 6.08(i)); provided that (x) such Indebtedness is non-recourse to any other assets and (y) the aggregate principal amount of such Indebtedness may at no time exceed $425,000,000.

     "Quarterly Dates" means the last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

     "Refinancing" means the refinancing of existing indebtedness of the Company and Champion required to be repaid by the terms thereof as a result of the Acquisition.

     "Register" has the meaning set forth in Section 9.04.

     "Regulations D, U and X" means, respectively, Regulations D, U and X of the Board, as the same may be amended or supplemented from time to time.

     "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

     "Required Lenders" means, at any time, Lenders having Syndicated Loans and unused Commitments representing more than 50% of the sum of the total Syndicated Loans and unused Commitments at such time (provided that, and for all purposes after the Loans become due and payable pursuant to Article VII or the Revolving Credit Commitments expire or terminate, the outstanding Competitive Loans of the Lenders shall be included as Syndicated Loans in determining the Required Lenders).

     "Revolving Credit Commitment" shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender's name on Schedule I as such Lender's "Revolving Credit Commitment" and
(b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender's " Revolving Credit Commitment" in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The initial aggregate amount of the Lenders' Revolving Credit Commitments is $1,750,000,000.

     "Revolving Credit Commitment Termination Date" shall mean a date that is 364 days after the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.

     "Revolving Credit Exposure" means, with respect to any Lender at any time, the aggregate outstanding principal amount of such Lender's Revolving Credit Loans at such time.

     "Revolving Credit Loan" has the meaning assigned to such term in Section 2.01(b).

     "Revolving Period" means the period from and including the Closing Date to but excluding the earlier of the Revolving Credit Commitment Termination Date and the date of termination of the Total Revolving Credit Commitment.

     "S&P" means Standard & Poor's Ratings Services, a Division of The McGraw-Hill Companies, Inc.

     "Solvent" means, as to any Person, that, as of any date of determination,
(i) the amount of the "present fair saleable value" of the assets of such Person shall, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such Person shall, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (iii) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and
(iv) such Person shall be able to pay its debts as they mature. For purposes of this definition, (a) "debt" means liability on a "claim", and (b) "claim" means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

     "Statutory Reserve Rate" means, for the Interest Period for any Eurodollar Borrowing, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the arithmetic mean, taken over each day in such Interest Period, of the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

     "Subsidiary" means, as to any Person, (a) any corporation of which at least a majority of the outstanding shares of stock whose class or classes have by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person and
(b) any partnership or other entity in which such Person and/or one or more Subsidiaries of such Person shall have an ownership or controlling interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%. For the avoidance of doubt, Champion will be a Subsidiary of the Company on and after the Term Loan Funding Date.

     "Subsidiary Borrower" means International Paper Financial Services, Inc., a Delaware corporation and a Wholly Owned Subsidiary of the Company.

     "Syndicated Borrowing" means a Borrowing of Term Loans or Revolving Credit Loans.

     "Syndicated Loan" means a Term Loan or a Revolving Credit Loan.

     "Tangible Assets" means, at any time, Total Assets minus the sum of the following: cost of treasury shares and the book value of all assets of the Company and its Consolidated Subsidiaries which should be classified as intangibles (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) but in any event including goodwill, research and development costs, trademarks, trade names, copyrights, patents and franchises, unamortized debt discount and expense, and any write-up in the book value of assets resulting from a revaluation thereof subsequent to March 31, 2000 (other than any write-up, at the time of its acquisition, in the book value of any asset acquired subsequent to March 31,
2000).

     "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

     "Term Loan" has the meaning assigned to such term in Section 2.01(a).

     "Term Loan Funding Date" means the date on which the Term Loans are made hereunder.

     "Term Loan Commitment" shall mean, (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender's name on Schedule I as such Lender's "Term Loan Commitment" and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender's "Term Loan Commitment" in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The initial aggregate amount of the Lenders' Term Loan Commitments is $1,300,000,000.

     "Term Loan Commitment Expiration Date" shall mean the tenth Business Day after the Closing Date.

     "Term Loan Maturity Date" shall mean the second anniversary of the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.

     "Term Loan Period" means the period from and including the Closing Date to and including the earlier of the Term Loan Funding Date and the Term Loan Commitment Expiration Date.

     "Total Assets" means, at any time, the total assets of the Company and its Consolidated Subsidiaries at such time determined on a consolidated basis (without duplication) in accordance with GAAP.

     "Total Capital" means, at any date, Consolidated Net Worth plus Total Debt plus (i) the amount of the minority interest in Carter Holt Harvey, Ltd. and
(ii) the amount of the minority interest represented by the Tax Deductible Convertible Preferred issued by International Paper Capital Trust, each determined as of such date.

     "Total Credit Exposure" means, on any date, the sum of (a) the Total Revolving Credit Commitment, (b) the Total Term Loan Commitment and (c) the outstanding principal amount of all Term Loans on such date. If the Revolving Credit Commitments have terminated or expired, the Total Credit Exposure shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

     "Total Debt" means, at any time, the aggregate outstanding principal amount of all Indebtedness of the Company and its Consolidated Subsidiaries at such time determined on a consolidated basis (without duplication) in accordance with GAAP.

     "Total Revolving Credit Commitment" shall mean the sum of the Revolving Credit Commitments of all Lenders.

     "Total Term Loan Commitment" shall mean the sum of the Term Loan Commitments of all Lenders.

     "Transactions" means collectively, the Acquisition Transactions, the Refinancing and the other transactions contemplated hereby.

     "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans constituting such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or, in the case of a Competitive Loan or Borrowing, the LIBO Rate or a Fixed Rate.

     "Wholly Owned Subsidiary" means, as to any Person, any Subsidiary of such Person all of the shares or ownership interests of which, other than (in the case of a corporation) directors' qualifying shares, are owned or controlled by such Person and/or any of its Wholly Owned Subsidiary.

     SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a "Syndicated Loan"), by Type (e.g., a "Eurodollar Loan") or by Class and Type (e.g., a "Syndicated Eurodollar Loan"). Borrowings also may be classified and referred to by Class (e.g., a "Syndicated Borrowing"), by Type (e.g., a "Eurodollar Borrowing") or by Class and Type (e.g., a "Syndicated Eurodollar Borrowing").

     SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

     SECTION 1.04 Accounting Terms and Determinations.

     (a) Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof in the manner described in subsection
(b) below) be prepared in accordance with generally accepted accounting principles applied on a basis consistent with that used in the preparation of the latest financial statements furnished to the Lenders hereunder (which, until the first financial statements are delivered under Section 6.01, shall mean the financial statements referred to in Section 3.02). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of generally accepted accounting principles applied on a basis consistent with that used in the preparation of the latest annual or quarterly financial statements furnished to the Lenders pursuant to Section 6.01 unless (i) the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 6.01, shall mean the financial statements referred to in Section 3.02).

     (b) Descriptions of Material Variations. The Company shall deliver to the Lenders at the same time as the delivery of any annual or quarterly financial statement under Section 6.01 a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statement and the application of accounting principles employed in the preparation of the immediately preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of paragraph (a) above and reasonable estimates of the difference between such statements arising as a consequence thereof.

     (c) Changes of Fiscal Years. To enable the ready and consistent determination of compliance with the covenants set forth in Article VI, the Company will not change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively, without giving prior notice of such change to each Lender and the Administrative Agent.

                                  ARTICLE II
                                  THE CREDITS

     SECTION 2.01 The Commitments.

     (a) Term Loans. Subject to the terms and conditions set forth herein, each Lender having a Term Loan Commitment severally agrees to make a term loan in Dollars (each a "Term Loan" and, collectively, the "Term Loans") to the Subsidiary Borrower, which Term Loans (i) shall be made at any one time during the Term Loan Period, (ii) may, at the option of the Subsidiary Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Term Loans, provided that all Term Loans made by each of the Lenders pursuant to the same Type of Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (iii) may be repaid in accordance with the provisions hereof, but once repaid, may not be reborrowed,
(iv) shall not exceed for any such Lender the Term Loan Commitment of such Lender and (v) shall not exceed in the aggregate the Total Term Loan Commitment.

     (b) Revolving Credit Loans. Subject to the terms and conditions set forth herein, each Lender with a Revolving Credit Commitment agrees to make loan or loans in Dollars (each a "Revolving Credit Loan" and, collectively, the "Revolving Credit Loans") to the Company, which Revolving Credit Loans (i) shall be made at any time and from time to time during the Revolving Period, (ii) may, at the option of the Company, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Revolving

Credit Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Type of Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any such Lender the Revolving Credit Commitment of such Lender and (v) shall not exceed in the aggregate the Total Revolving Commitment then in effect.

     SECTION 2.02 Loans and Borrowings.

     (a) Obligations of Lenders. Each Syndicated Loan shall be made as part of a Borrowing consisting of Term Loans or Revolving Credit Loans of the same Type made by the Lenders ratably in accordance with their respective Term Loan Commitments or Revolving Credit Commitments, as applicable. Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.04. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments and Competitive Bids of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.

     (b) Type of Loans. Subject to Section 2.12, (i) each Syndicated Borrowing shall be constituted entirely of ABR Loans or Eurodollar Loans as the respective Borrower may request in accordance herewith, and (ii) each Competitive Borrowing shall be constituted entirely of Eurodollar Loans or Fixed Rate Loans as the Company may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

     (c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of the Interest Period for any Syndicated Borrowing, such Borrowing shall be in an aggregate amount of $15,000,000 or a larger multiple of $1,000,000; provided that, in case of Revolving Credit Loans, an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Total Revolving Credit Commitment. Each Competitive Borrowing shall be in an aggregate amount equal to $5,000,000 or a larger multiple of $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twenty Syndicated Eurodollar Borrowings outstanding under this Agreement.

     (d) Limitations on Lengths of Interest Periods. Notwithstanding any other provision of this Agreement, (i) the Company shall not be entitled to request, or to elect to convert to or continue as a Eurodollar Borrowing, any Revolving Credit Borrowing if the Interest Period requested therefor would end after the Revolving Credit Commitment Termination Date and (ii) the Subsidiary Borrower shall not be entitled to request, or to elect to convert to or continue as a Eurodollar Borrowing, any Term Loan

Borrowing if the Interest Period requested therefor would end after the Term Loan Maturity Date.

     SECTION 2.03 Requests for Syndicated Borrowings.

     (a) To request the Borrowing of Term Loans, the Subsidiary Borrower shall notify the Administrative Agent of such request by telephone (1) in the case of a Syndicated Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (2) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Subsidiary Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i) the aggregate amount of the Term Loans to be made;

          (ii) the date of such Borrowing, which shall be a Business Day;

          (iii) whether the Term Loans shall consist of ABR Loans and/or Eurodollar Loans;

          (iv) if the Term Loans are to include Eurodollar Loans, the Interest Period therefor, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (v) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Syndicated Eurodollar Borrowing, then the Subsidiary Borrower shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

     (b) To request a Borrowing of Revolving Credit Loans, the Company shall notify the Administrative Agent of such request by telephone (1) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (2) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the

Company. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

          (i) the aggregate amount of the Revolving Credit Loans to be made;

          (ii) the date of such Borrowing, which shall be a Business Day;

          (iii) whether the Revolving Credit Loans shall consist of ABR Loans and/or Eurodollar Revolving Credit Loans;

          (iv) if the Revolving Credit Loans are to include Eurodollar Revolving Credit Loans, the Interest Period therefor, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (v) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Company shall be deemed to have selected an Interest Period of one month's duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

     SECTION 2.04 Competitive Bid Procedure.

     (a) Requests for Bids by the Company. Subject to the terms and conditions set forth herein, from time to time during the Revolving Period, the Company may request Competitive Bids and may (but shall not have any obligation to) accept Competitive Bids and borrow Competitive Loans; provided that the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans at any time shall not exceed the Total Revolving Credit Commitment. To request Competitive Bids, the Company shall notify the Administrative Agent of such request by telephone, in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and, in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that the Company may in the aggregate submit up to (but not more than) three Competitive Bid Requests on the same day, and a Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request, unless any and all such previous Competitive Bid Requests shall have been withdrawn or all Competitive Bids received in response thereto rejected. Each such telephonic Competitive Bid Request shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Competitive Bid Request in a form approved by the Administrative Agent and signed by the Company. Each such telephonic and written Competitive Bid Request shall specify the following information in compliance with Section 2.02:

          (i) the aggregate amount of the requested Borrowing;

          (ii) the date of such Borrowing, which shall be a Business Day;

          (iii) whether such Borrowing is to be a Eurodollar Borrowing or a Fixed Rate Borrowing;

          (iv) the Interest Period for such Borrowing, which shall be a period contemplated by the definition of the term "Interest Period"; and

          (v) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

Promptly following receipt of a Competitive Bid Request in accordance with this Section, the Administrative Agent shall notify the Lenders of the details thereof by telecopy, inviting the Lenders to submit Competitive Bids.

     (b) Making of Bids by Lenders. Each Lender may (but shall not have any obligation to) make one or more Competitive Bids in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be in a form approved by the Administrative Agent and must be received by the Administrative Agent by telecopy, in the case of a Competitive Eurodollar Borrowing, not later than 9:30 a.m., New York City time, three Business Days before the proposed date of such Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the proposed date of such Competitive Borrowing. Competitive Bids that do not conform substantially to the form approved by the Administrative Agent may be rejected by the Administrative Agent, and the Administrative Agent shall notify the applicable Lender of such rejection as promptly as practicable. Each Competitive Bid shall specify (i) the principal amount (which shall be $10,000,000 or a larger multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Company) of the Competitive Loan or Loans that the Lender is willing to make, (ii) the Competitive Bid Rate or Competitive Bid Rates at which the Lender is prepared to make such Loan or Loans (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) and (iii) the Interest Period for each such Loan and the last day thereof.

     (c) Notification of Bids by Administrative Agent. The Administrative Agent shall promptly notify the Company by telecopy of the Competitive Bid Rate and the principal amount specified in each Competitive Bid and the identity of the Lender that shall have made such Competitive Bid.

     (d) Acceptance of Bids by the Company. Subject only to the provisions of this paragraph, the Company may accept or reject any Competitive Bid, and shall notify the Administrative Agent by telephone, confirmed by telecopy in a form approved by the Administrative Agent, whether and to what extent the Company has decided to accept or reject each Competitive Bid, in the case of a Competitive Eurodollar Borrowing, not later than 10:30 a.m., New York City time, three Business Days before the date of the proposed Competitive Borrowing, and in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the proposed date of the Competitive Borrowing; provided, that (i) the failure of the Company to give such notice shall be deemed to be a rejection of each Competitive Bid, (ii) the Company shall not accept a Competitive Bid made at a particular Competitive Bid Rate if the Company rejects a Competitive Bid made at a lower Competitive Bid Rate, (iii) the aggregate amount of the Competitive Bids accepted by the Company shall not exceed the aggregate amount of the requested Competitive Borrowing specified in the related Competitive Bid Request, (iv) to the extent necessary to comply with clause (iii) of this proviso, the Company may accept Competitive Bids at the same Competitive Bid Rate in part, which acceptance, in the case of multiple Competitive Bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such Competitive Bid, and (v) except pursuant to clause (iv) of this proviso, no Competitive Bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a principal amount of $10,000,000 or a larger multiple of $1,000,000; provided further that if a Competitive Loan must be in an amount less than $10,000,000 because of the provisions of clause (iv) of the first proviso of this paragraph, such Competitive Loan may be in an amount of $1,000,000 or any multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple Competitive Bids at a particular Competitive Bid Rate pursuant to such clause
(iv) the amounts shall be rounded to multiples of $1,000,000 in a manner determined by the Company. A notice given by the Company pursuant to this paragraph shall be irrevocable.

     (e) Notification of Acceptances by the Administrative Agent. The Administrative Agent shall promptly notify each bidding Lender by telecopy whether or not its Competitive Bid has been accepted (and, if so, the amount and Competitive Bid Rate so accepted), and each successful bidder will thereupon become bound, subject to the terms and conditions hereof, to make the Competitive Loan in respect of which its Competitive Bid has been accepted.

     (f) Bids by the Administrative Agent. If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such Competitive Bid directly to the Company at least one quarter of an hour earlier than the time by which the other Lenders are required to submit their Competitive Bids to the Administrative Agent pursuant to paragraph (b) of this Section.

     SECTION 2.05 Funding of Borrowings.

     (a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the respective Borrower by promptly crediting the amounts so received, in like funds, to an account maintained with the Administrative Agent in New York City and designated by such Borrower in the applicable Borrowing Request or Competitive Bid Request.

     (b) Presumption by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the respective Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of such Borrower, the interest rate applicable to ABR Loans for such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.

     SECTION 2.06 Interest Elections.

     (a) Elections by the Borrowers for Syndicated Borrowings. Each Syndicated Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Syndicated Eurodollar Borrowing, shall have the Interest Period specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a Borrowing of a different Type or to continue such Borrowing as a Borrowing of the same Type and, in the case of a Syndicated Eurodollar Borrowing, may elect the Interest Period therefor, all as provided in this Section. A Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans constituting such Borrowing, and the Loans constituting each such portion shall be considered a separate Borrowing. This Section shall not apply to Competitive Borrowings, which may not be converted or continued.

     (b) Notice of Elections. To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Syndicated Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower.

     (c) Information in Interest Election Requests. Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

          (i) the Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) of this paragraph shall be specified for each resulting Borrowing);

          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period therefor after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the respective Borrower shall be deemed to have selected an Interest Period of one month's duration.

     (d) Notice by the Administrative Agent to Lenders. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.

     (e) Failure to Elect; Events of Default. If the respective Borrower fails to deliver a timely Interest Election Request with respect to a Syndicated Eurodollar Borrowing prior to the end of the Interest Period therefor, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the respective Borrower, then, so long as an Event of Default is continuing (i) no outstanding Syndicated Borrowing may be converted to or continued as a Syndicated Eurodollar Borrowing and (ii) unless repaid, each Syndicated Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period therefor.

     SECTION 2.07 Termination and Changes of Commitments.

     (a) Scheduled Termination. The Term Loan Commitments shall terminate at 5:00 PM (New York City time) on the earlier of the Term Loan Funding Date and the Term Loan Commitment Expiration Date. Unless previously terminated, the aggregate amount of the Revolving Credit Commitments shall terminate on the Revolving Credit Commitment Termination Date.

     (b) Voluntary Termination or Reduction. The Company may at any time terminate or from time to time reduce the Revolving Credit Commitments; provided that (i) each reduction of the Revolving Credit Commitments shall be in an amount that is $20,000,000 or a larger multiple of $1,000,000 and (ii) the Company shall not terminate or reduce the Revolving Credit Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the sum of the total Revolving Credit Commitments plus the aggregate principal amount of outstanding Competitive Loans would exceed the Total Revolving Credit Commitments.

     (c) Notice of Voluntary Termination or Reduction. The Company shall notify the Administrative Agent of any election to terminate or reduce the Revolving Credit Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Credit Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

     (d) Effect of Termination or Reduction. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Revolving Credit Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Credit Commitments.

     SECTION 2.08 Repayment of Loans; Evidence of Debt.

     (a) Repayment of Loans.

          (i) The Company hereby unconditionally promises to pay to the Administrative Agent (x) for account of the Lenders, on the Revolving Credit Commitment Termination Date, the outstanding principal amount of the Revolving Credit Loans, and (y) for account of the respective Lender the then unpaid principal amount of each Competitive Loan of such Lender on the last day of the Interest Period therefor.

          (ii) The Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the Lenders, on the Term Loan Maturity Date, the outstanding principal amount of the Term Loans.

     (b) Manner of Payment. Prior to any repayment or prepayment of any Borrowings hereunder, the respective Borrower shall select the Borrowing or Borrowings to be paid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. If a Borrower fails to make a timely selection of the Borrowing or Borrowings to be repaid or prepaid, such payment shall be applied, first, to pay any outstanding ABR Borrowings of such Borrower and, second, to other Borrowings of such Borrower in the order of the remaining duration of their respective Interest Periods (the Borrowing with the shortest remaining Interest Period to be repaid first), and for these purposes, Competitive Loans shall be deemed to be in the same Class as Loans. Each payment of a Borrowing shall be applied ratably to the Loans included in such Borrowing.

     (c) Maintenance of Loan Accounts by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

     (d) Maintenance of Loan Accounts by the Administrative Agent. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and each Interest Period therefor, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for account of the Lenders and each Lender's share thereof.

     (e) Effect of Entries. The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of a Borrower to repay the Loans in accordance with the terms of this Agreement.

     (f) Promissory Notes. Any Lender may request that Loans made by it to a Borrower be evidenced by a promissory note. In such event, such Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

     SECTION 2.09 Prepayment of Loans.

     (a) Mandatory Prepayments. The Company shall prepay any Revolving Credit Loans made to it, to the extent, at any time, that the outstanding

Revolving Credit Loans exceed the amount of the aggregate Revolving Credit Commitments of the Lenders.

     (b) Optional Prepayments; Right to Prepay Borrowings. Each Borrower shall have the right at any time and from time to time to prepay any Borrowing made to it in whole or in part, subject to the requirements of this Section and
Section 2.14; provided that the Company shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.

     (c) Notices, Etc. Each Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any optional prepayment to be made by it hereunder (i) in the case of prepayment of a Syndicated Eurodollar Borrowing or of a Competitive Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 5:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Credit Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Syndicated Borrowing or Competitive Borrowing, the Administrative Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Borrowing of the same Type as provided in Section 2.02; provided that no partial prepayment of any Eurodollar Borrowing shall reduce the remaining aggregate principal amount of the Eurodollar Loans made pursuant to such Borrowing to an amount less than $15,000,000. Each prepayment of a Syndicated Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.11 and shall be made in the manner specified in
Section 2.08(b).

     SECTION 2.10 Fees.

     (a) Facility Fee. The Company agrees to pay to the Administrative Agent for account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Revolving Credit Commitment of such Lender (whether used or unused) during the period from and including the Closing Date to but excluding the earlier of the date such Revolving Credit Commitment terminates and the Revolving Credit Commitment Termination Date; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Credit Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender's Revolving Credit Exposure from and including the date on which its Revolving Credit Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable on each Quarterly Date and on the earlier of the date the Revolving

Credit Commitment terminates and the Revolving Credit Commitment Termination Date, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

     (b) Administrative Agent Fees. The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

     (c) Utilization Fee. At any time (i) any Term Loans or any Term Loan Commitments are then outstanding or (ii) the aggregate principal amount of Revolving Credit Loans then outstanding exceeds 25% of the Total Revolving Credit Commitment, the Company agrees to pay to the Administrative Agent for account of each Lender a utilization fee, which shall accrue at the Applicable Rate on the aggregate outstanding principal balance of all Revolving Credit Loans and Competitive Bid Loans made by the Lenders hereunder. Accrued utilization fees shall be payable on each Quarterly Date and on the earlier of
(x) the date the Revolving Credit Commitments terminate and (y) the Revolving Credit Commitment Termination Date, commencing on the first such date to occur after the date hereof; provided that any utilization fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand. All utilization fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

     (d) Other Fees. The Company agrees to pay such other fees at such times and in such amounts as have or may be agreed upon between or among the Company, the Administrative Agent and the Arranger from time to time, including, without limitation, the Fee Letter.

     (e) Payment of Fees. All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of facility fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

     SECTION 2.11 Interest.

     (a) ABR Loans. The Loans constituting each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate for such Borrowing (if any).

     (b) Eurodollar Loans. The Loans constituting each Eurodollar Borrowing shall bear interest at a rate per annum equal to (i) in the case of a Syndicated Borrowing, the Adjusted LIBO Rate for the Interest Period for such Borrowing plus the Applicable Rate for such Borrowing, or (ii) in the case of a Competitive Eurodollar Borrowing, the LIBO Rate for the Interest Period for such Borrowing plus (or minus, as applicable) the Margin applicable to such Loan.

     (c) Fixed Rate Loans. Each Fixed Rate Loan shall bear interest at a rate per annum equal to the Fixed Rate applicable to such Loan.

     (d) Default Interest. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by a Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the Alternate Base Rate.

     (e) Payment of Interest. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, in the case of Term Loans, on the Term Loan Maturity Date and, in the case of Revolving Credit Loans, upon termination of the Revolving Credit Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand,
(ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Credit Loan prior to the Revolving Credit Commitment Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Syndicated Eurodollar Borrowing prior to the end of the Interest Period therefor, accrued interest on such Borrowing shall be payable on the effective date of such conversion.

     (f) Computation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

     SECTION 2.12 Alternate Rate of Interest. If prior to the commencement of the Interest Period for a Eurodollar Borrowing:

     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

     (b) the Administrative Agent is advised by the Required Lenders (or, in the case of a Competitive Eurodollar Loan, the Lender that is required to make such Loan) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Syndicated Borrowing as, a Syndicated Eurodollar Borrowing shall be ineffective, (ii) if any Borrowing Request requests a Syndicated Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing and (iii) any request by a Borrower for a Competitive Eurodollar Borrowing shall be ineffective; provided that if the circumstances giving rise to such notice do not affect all the Lenders, then requests by the Company for Competitive Eurodollar Borrowings may be made to Lenders that are not affected thereby.

     SECTION 2.13 Increased Costs.

     (a) Increased Costs Generally. If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

          (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans or Fixed Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lenders of making or maintaining any Eurodollar Loan or Fixed Rate Loan to either Borrower (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the respective Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

     (b) Capital Requirements. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

     (c) Certificates from Lenders. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The respective Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

     (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

     (e) Competitive Loans. Notwithstanding the foregoing provisions of this Section, a Lender shall not be entitled to compensation pursuant to this
Section in respect of any Competitive Loan if the Change in Law that would otherwise entitle it to such compensation shall have been publicly announced prior to submission of the Competitive Bid pursuant to which such Loan was made.

     SECTION 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan or Fixed Rate Loan of either Borrower other than on the last day of an Interest Period therefor (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan of either Borrower other than on the last day of an Interest Period therefor, (c) the failure to borrow, convert, continue or prepay any Syndicated Loan of either Borrower on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.09(b) and is revoked in accordance herewith), (d) the failure by the Company to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan or (e) the assignment of any Eurodollar Loan or Fixed Rate Loan of either Borrower other than on the last day of an Interest Period therefor as a result of a request by such Borrower pursuant to Section 2.18, then, in any such event, the respective Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.

     In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest
Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted LIBO Rate (in the case of a Syndicated Eurodollar Loan) or the LIBO Rate (in the case of a Competitive Eurodollar Loan) for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for Dollar deposits from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The respective Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

     SECTION 2.15 U.S. Taxes.

     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if either Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

     (b) Payment of Other Taxes by the Borrowers. In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

     (c) Indemnification by the Company. The Company shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by either Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e) Foreign Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the United States of America, or any treaty to which the United States of America is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

     SECTION 2.16 [Intentionally omitted.]

     SECTION 2.17 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

     (a) Payments by the Borrowers. Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.13, 2.14 or 2.15, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off, counterclaim or other deduction. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Eleven Madison Avenue, New York, New York 10010, except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

     (b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

     (c) Pro Rata Treatment. Except to the extent otherwise provided herein:
(i) each Revolving Credit Borrowing shall be made from the Lenders, each payment of facility fee or utilization fee, if applicable, under Section 2.10 shall be made for account of the Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments under Section 2.07 shall be applied to the respective Revolving Credit Commitments of the Lenders, pro rata according to the amounts of their respective Revolving Credit Commitments; (ii) each Term Loan Borrowing shall be made from the Lenders pro rata according to the amounts of their respective Term Loan Commitments, (iii) each Syndicated Borrowing shall be allocated pro rata among the Lenders according to the amounts of their respective Commitments of the applicable Class (in the case of the making of Syndicated Loans) or their respective Loans of the applicable Class (in the case of conversions and continuations of Syndicated Loans); (iv) each payment or prepayment of principal of Syndicated Loans by either Borrower shall be made for account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Syndicated Loans of the respective Borrower held by them; and (v) each payment of interest on Syndicated Loans by the respective Borrower shall be made for account of the Lenders pro rata in accordance with the amounts of interest on such Loans of the respective Borrower then due and payable to the respective Lenders.

     (d) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Syndicated Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Syndicated Loans and accrued interest thereon then due than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Syndicated Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Syndicated Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agree, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

     (e) Presumptions of Payment. Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

     (f) Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b) or 2.17(e), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.

     SECTION 2.18 Mitigation Obligations; Replacement of Lenders.

     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.13, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b) Replacement of Lenders. If any Lender requests compensation under
Section 2.13, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to
Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement (other than any outstanding Competitive Loans held by it) to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans (other than Competitive Loans), accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     Representations and Warranties. Each of the Company and the Subsidiary Borrower hereby represents and warrants to the Lenders that:

     SECTION 3.01 Corporate Existence. Each of the Company and its Material Subsidiaries (a) is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation (or in the case of a Subsidiary that is not a corporation, is a partnership or other entity duly organized and validly existing under the laws of its jurisdiction of organization); (b) has all requisite legal power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Consolidated Subsidiaries. The Subsidiary Borrower and Acquico are Wholly Owned Subsidiaries of the Company.

     SECTION 3.02 Financial Condition. (a) The consolidated balance sheet of the Company and its Consolidated Subsidiaries as at December 31, 1999 and the related consolidated statements of earnings, cash flow and common shareholders' equity of the Company and its Consolidated Subsidiaries for the fiscal year ended on said date, with the opinion thereon of Arthur Andersen & Co., and the unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as at March 31, 2000 and the related consolidated statements of earnings and cash flow of the Company and its Consolidated Subsidiaries for the three-month period ended on said date, in each case heretofore furnished to each of the Lenders, are complete and correct and fairly present the consolidated financial condition of the Company and its Consolidated Subsidiaries as at said dates and the consolidated results of their operations for the fiscal year, and three-month period ended on said dates (subject, in the case of such financial statements as at March 31, 2000, to normal year-end audit adjustments), all in accordance with generally accepted accounting principles and practices applied on a consistent basis. Neither the Company nor any of its Subsidiaries had, on said dates, any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said balance sheets as at said dates. Since March 31, 2000, there has been no material adverse change in the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Consolidated Subsidiaries from that set forth in said financial statements as at said date.

     (b) The statements of earnings, cash flow and common shareholders' equity (if any) of the Subsidiary Borrower for each of the fiscal quarter ended March 31, 2000 and the fiscal year ended December 31, 1999 and the related balance sheets as at the end of such quarter and such year, respectively, fairly present the financial condition and results of the operations of the Subsidiary Borrower in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such quarter and such year, respectively.

     SECTION 3.03 Litigation. Except as disclosed to the Lenders in writing prior to the date of this Agreement, the legal or arbitral proceedings, and proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company) threatened against the Company and/or any of its Subsidiaries will not, in the opinion of the General Counsel of the Company, result in imposition of liability or assessment against (including seizure of) property in an aggregate amount as to all such proceedings exceeding 10% of Consolidated Net Worth.

     SECTION 3.04 No Breach. None of the execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of either Borrower, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company and/or any of its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument.

     SECTION 3.05 Corporate Action of the Borrowers. Each Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement; the execution, delivery and performance by such Borrower of this Agreement have been duly authorized by all necessary corporate action on its part; and this Agreement has been duly and validly executed and delivered by such Borrower and constitutes the legal, valid and binding obligation of such Borrower, enforceable in accordance with its terms.

     SECTION 3.06 Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Company and/or the Subsidiary Borrower of this Agreement or for the validity or enforceability thereof.

     SECTION 3.07 Use of Loans. The proceeds of the Loans made hereunder shall be used by the Borrowers (i) on or after the Closing Date, to finance the Exchange Offer, the Refinancing and the payment of fees and expenses in connection therewith, (ii) on and after the date of the Merger, to finance any remaining cash consideration with respect to the Acquisition, and (iii) on and after the Closing Date, for general corporate purposes of the Company and its Subsidiaries (in compliance with all applicable legal and regulatory requirements).

     SECTION 3.08 ERISA. The Company and the ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or any Plan or Multiemployer Plan (other than to make contributions in the ordinary course of business).

     SECTION 3.09 Taxes. United States Federal income tax returns of the Company have been examined and closed through the fiscal year of the Company ended December 31, 1993. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Company or any of its Subsidiaries. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Company, adequate. If the Company is a member of an affiliated group of corporations filing consolidated returns for United States Federal income tax purposes, it is the "common parent" of such group.

     SECTION 3.10 Investment Company Act. Neither the Company nor the Subsidiary Borrower is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     SECTION 3.11 Public Utility Holding Company Act. Neither the Company nor the Subsidiary Borrower is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     SECTION 3.12 Credit Agreements. Schedule II is a complete and correct list, as of the date of this Agreement, of each credit agreement, loan agreement, indenture, purchase agreement, guarantee or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company or any of its Subsidiaries the aggregate principal or face amount of which equals or exceeds (or may equal or exceed) $150,000,000 and the aggregate principal or face amount outstanding or which may become outstanding under each such arrangement is correctly described in Schedule II.

     SECTION 3.13 Hazardous Materials and Environmental Matters.

     (a) Licenses and Permits, Etc. The Company and each of its Subsidiaries have obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization could not in the aggregate reduce by more than 25% the annual tonnage capacity of the paper processing operations of the Company and its Consolidated Subsidiaries. The Company and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply could not in the aggregate reduce by more than 25% the annual tonnage capacity of the paper processing operations of the Company and its Consolidated Subsidiaries.

     (b) Compliance Review. In the ordinary course of its business, the Company conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Company and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Company has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the financial condition, operations, business or prospects, taken as a whole, of the Company.

     SECTION 3.14 Full Disclosure. The Company has heretofore furnished to each of the Lenders a true copy of (I) the Company's annual report to shareholder for 1999 setting forth consolidated audited financial statements for the year ended December 31, 1999 and (ii) the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2000 as filed with the Securities and Exchange Commission. Except as disclosed in writing to the Lenders, the Confidential Information Memorandum and the annual, quarterly and other periodic reports most recently delivered to the Lenders pursuant to this Section or Section 3.02 do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading, it being understood and agreed that for purposes of this Section 3.14(a) , such factual information and data shall not include projections and pro forma financial information.

     (a) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

     SECTION 3.15 Federal Margin Regulations.

          (a) Neither Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock.

          (b) No part of the proceeds of any Loans shall be used for "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect, or for any other purpose, in any case in a manner which violates or is inconsistent with the provisions of Regulations U and X or any similar rule of any other governmental authority. If a Borrower is requested by any Lender or the Administrative Agent, such Borrower shall furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of Form FR U-1 referred to in said Regulation U.

     SECTION 3.16 Solvency. On the Closing Date and on the Term Loan Funding Date, after giving effect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, each of the Borrowers is Solvent.

     SECTION 3.17 Exchange Offer and Merger. (a) The Company, the Subsidiary Borrower and Acquico have all necessary corporate power and authority (and all necessary corporate authority has been obtained) (i) for the Company to issue (and incur the obligations with respect to) the debt securities under the Debt Issuance, (ii) for the Company and the Subsidiary Borrower to make equity contributions to or extend credit to Acquico in the amounts necessary for Acquico to consummate the Acquisition (and for Acquico to borrow such funds or receive such equity contribution), (iii) for the Company and Acquico to consummate the Exchange Offer as described in the Offer to Exchange, (iv) for Acquico to effect the Merger and (v) for each to consummate all of the other transactions to be consummated by such Person as contemplated by the Offer to Exchange and the Merger Agreement or as is otherwise necessary to consummate the Acquisition (the foregoing transactions, the "Acquisition Transactions"); other than, in the case of clauses (iv) and (v) above, the approval of the shareholders of Champion to consummate the Merger.

     (b) From and after the Term Loan Funding Date, consummation of the Acquisition Transactions will not conflict with or result in a breach of, or require any consent under, the charter or by-laws of the Company or Acquico, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company and/or any of its Subsidiaries is a party or by which any of them is bound or to which any of them is subject, or constitute a default under any such agreement or instrument (other than any such breaches that have been waived or consents that have been obtained and other than any law, regulation, order, writ, injunction, decree, agreement or other instrument the failure to comply with which, individually or collectively, would not reasonably be expected to have a Material Adverse Effect);

     (c) From and after the Term Loan Funding Date, no authorizations, approvals or consents of, and no filings or registrations with, any governmental or regulatory authority or agency are necessary for the consummation of the Acquisition Transactions, except for (x) the filing of the merger certificate in relation to the Merger which shall be effected upon the consummation of the Merger, and (y) those governmental approvals which have been duly obtained or made, have been accepted by the Company, the Subsidiary Borrower or Acquico, are in full force and effect, are not the subject of any pending judicial or administrative proceedings, and if the applicable statute, rule or regulation provides for a fixed period for judicial or administrative appeal or review thereof, such periods have expired and no petition for administrative or judicial appeal or review has been filed other than those governmental approval and other consents or approvals of third parties the failure of which, individually or collectively, would not reasonably be expected to have a Material Adverse Effect;

     (d) Except as disclosed to the Lenders in writing prior to the date of this Agreement, as of the Closing Date and as of the Term Loan Funding Date, no legal or arbitral proceedings, proceedings by or before any governmental or regulatory authority or agency, is now pending or (to the knowledge of the Company) threatened against the Company, the Subsidiary Borrower, Aqcuico or Champion with respect to any Acquisition Transaction which is reasonably likely to have a Material Adverse Effect;

     (e) As of the Term Loan Funding Date, the Exchange Offer has expired and no less than 66 2/3% of the Champion Shares outstanding on a fully diluted basis (together with all options or other securities convertible into or exercisable or exchangeable for Champion Shares being deemed to have been so converted, exercised or exchanged) have been validly tendered to Acquico pursuant to the Exchange Offer, free and clear of all Liens and restrictions to purchase imposed by Applicable Law or otherwise, and such shares have not been withdrawn and have been accepted for purchase in accordance with the terms and conditions set forth in the Offer to Exchange, and after acquiring such shares, Acquico shall own free and clear of any Lien such Champion Shares and shall be entitled to vote such shares in any meeting called for a vote of the holders of Champion Shares without any restriction (including any restriction set forth in Section 912 of the New York Business Corporation Law); and

     (f) No provision of law or regulation, or of the certificate of incorporation or by-laws of Champion or of any shareholder agreement or shareholder rights program of Champion or of any other agreement, shall prevent or materially impede the consummation of the Exchange Offer or the Merger (or the ability of Acquico to vote the Champion Shares in favor of the Merger).

                                  ARTICLE IV
                                   GUARANTEE

     SECTION 4.01 Guarantee. The Guarantor hereby guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on the Loans made by the Lenders to the Subsidiary Borrower and all other amounts from time to time owing to the Lenders or the

Administrative Agent by the Subsidiary Borrower under this Agreement (such obligations being herein collectively called the "Guaranteed Obligations"). The Guarantor hereby further agrees that if the Subsidiary Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

     SECTION 4.02 Obligations Unconditional. The Obligations of the Guarantor under Section 4.01 are absolute, irrevocable and unconditional irrespective of the value, genuineness, validity, regularity, legality or enforceability of the obligations of the Subsidiary Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (including any immunity, sovereign or otherwise, to which the Subsidiary Borrower may be entitled), it being the intent of this Section that the obligations of the Guarantor hereunder shall be absolute, irrevocable and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of the Guarantor hereunder:

          (i) at any time or from time to time, without notice to the Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

          (ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein or therein shall be done or omitted; or

          (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented, or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged, or shall be or become unperfected, in whole or in part or otherwise dealt with.

The Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against the Subsidiary Borrower under this Agreement or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

     SECTION 4.03 Reinstatement. The obligations of the Guarantor under this
Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Subsidiary Borrower in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise and the Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration.

     SECTION 4.04 Subrogation. The Guarantor hereby waives all rights of subrogation or contribution, whether arising by operation of law (including any such right arising under the Federal Bankruptcy Code) or otherwise, by reason of any payment by it pursuant to the provisions of this Article IV and further agrees that for the benefit of each of its creditors (including each Lender and the Administrative Agent) that any such payment by it of the Guaranteed Obligations of the Subsidiary Borrower shall constitute a contribution of capital by the Guarantor to the Subsidiary Borrower or, if evidenced by an instrument in form and substance (and containing terms of subordination) satisfactory to the Required Lenders, indebtedness subordinated in right of payment to the principal of and interest (including post-petition interest) on the Loans owing by the Subsidiary Borrower.

     SECTION 4.05 Remedies. The Guarantor agrees that, as between the Guarantor and the Lenders, the obligations of the Subsidiary Borrower under this Agreement may be declared to be forthwith due and payable as provided in
Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Subsidiary Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Subsidiary Borrower) shall forthwith become due and payable by the Guarantor for purposes of said Section 4.01.

     SECTION 4.06 Continuing Guarantee. The guarantee in this Article IV is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

                                   ARTICLE V
                                   CONDITIONS

     SECTION 5.01 Closing Date. The obligations of the Lenders to make any Loans hereunder are subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions precedent:

     (a) Documents. The Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

          (i) Executed Counterparts. From each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement;

          (ii) Opinion of Counsel to the Company. A favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of James W. Guedry, counsel for the Company substantially in the form of Exhibit B-1 (and the Company hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent);

          (iii) Opinion of Special New York Counsel to the Company. An opinion, dated the Closing Date, of Davis, Polk & Wardwell, special New York counsel to the Company, substantially in the form of Exhibit B-2 (and the Company hereby instructs such counsel to deliver such opinion to the Lenders and the Administrative Agent);

          (iv) Corporate Documents. Such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (i) the organization, existence and good standing of each Borrower, (ii) the authorization of the execution, delivery and performance by each Borrower of this Agreement, and of the borrowings hereunder by each Borrower, in form and substance satisfactory to the Administrative Agent and its counsel, and (iii) certificates as to the incumbency and signature of each individual signing this Agreement and any other agreement or document contemplated hereby on behalf of the Borrowers;

          (v) Financial Statements. Copies of (i) the audited consolidated balance sheets of the Company and its Consolidated Subsidiaries as of December 31, 1999, and the related audited statement of earnings and cash flows for the period ending as of such date, (ii) the unaudited consolidated balance sheets of the Company and its Consolidated Subsidiaries as of March 31, 2000, and the related unaudited statement of earnings and cash flows for the period ending as of such date, (iii) the audited consolidated balance sheets of

     Champion and its Consolidated Subsidiaries as of December 31, 1999, and the related audited statement of earnings and cash flows for the period ending as of such date, (iv) the unaudited consolidated balance sheets of Champion and its Consolidated Subsidiaries as of March 31, 2000, and the related unaudited statement of earnings and cash flows for the period ending as of such date and (v) the statements of earnings, cash flow and common shareholders' equity (if any) of the Subsidiary Borrower for each of the fiscal quarter ended March 31, 2000 and the fiscal year ended December 31, 1999 and the related balance sheets as at the end of such quarter and such year, respectively;

          (vi) Acquisition Documents. Certified copies of each of the then existing Exchange Offer Statements and the Merger Agreement (and any existing amendments to the originally filed statements or executed agreement, as applicable, shall be in form and substance satisfactory to the Administrative Agent and the Lenders); and

          (vii) Other Documents. Such other documents as the Administrative Agent or any Lender or special New York counsel to CSFB may reasonably request;

     (b) Representations and Warranties; No Default. The Administrative Agent shall have received, with a copy for each Lender, a certificate of the Company, signed by an authorized officer of the Company and the Subsidiary Borrower, dated as of the Closing Date indicating that (i) the representations and warranties of the Company and the Subsidiary Borrower in Article III hereto are true and correct on and as of the Closing Date, and (ii) no Default has occurred and is continuing.

     (c) Approvals. The Administrative Agent shall have received copies, certified by the Company, of all filings made with any governmental authority in connection with the Transactions, that are reasonably requested by the Administrative Agent.

     (d) Borrowing Request. The Administrative Agent shall have received pursuant to Sections 2.3 and 2.4, written Borrowing Requests with respect to Loans requested to be made on such date.

     (e) Fees. The Company shall have paid such fees as it shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Dewey Ballantine LLP, special New York counsel to CSFB, in connection with the negotiation, preparation, execution and delivery of this Agreement and the Loans hereunder (to the extent that statements for such fees and expenses have been delivered to the Company).

     The Administrative Agent shall notify the Company and the Lenders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) on or prior to 3:00 p.m., New York City time, on June 30, 2000 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

     SECTION 5.02 Term Loan Borrowing Conditions. The Borrowing of Term Loans under this Agreement is subject to the satisfaction (or waiver in accordance with Section 9.02) of the following conditions precedents on or prior to the Term Loan Commitment Expiration Date:

     (a) Each of the conditions set forth in the Offer to Exchange, and to the extent required at such time to be satisfied, the Merger Agreement, shall have been satisfied and not waived.

     (b) The Administrative Agent and the Lenders shall be satisfied that the Company has sufficient sources (including amounts from any Debt Issuance and cash on hand) of funds to consummate the Acquisition Transactions. The terms, conditions and structure of any Debt Issuance to be effected to finance, in part, the Acquisition Transactions shall be in form and substance reasonably satisfactory to the Administrative Agent and the Lenders;

     (c) The Administrative Agent shall have received copies, certified by the Company, of all filings made with any governmental authority in connection with the Transactions, that are reasonably requested by the Administrative Agent;

     (d) On or prior to the Term Loan Funding Date, the Indebtedness set forth on Schedule II (and any Indebtedness of Champion) required to be refinanced at such time as a result of the Acquisition shall have been repaid in full;

     (e) The Administrative Agent shall have received, with a copy for each Lender, a certificate of the Company signed by an authorized officer of the Company and the Subsidiary Borrower, dated as of the Term Loan Funding Date indicating that (i) the representations and warranties of the Company and the Subsidiary Borrower in Article III hereto are true and correct on and as of the Term Loan Funding Date, and (ii) no Default has occurred;

     (f) The Administrative Agent shall have received certified copies of amendments, if any, to the Exchange Offer Statements and the Merger Agreement, which shall be in form and substance satisfactory to the Administrative Agent and the Lenders; and

     (g) The Company shall have paid such fees (to the extent not previously paid) as it shall have agreed to pay to any Lender or the Administrative Agent in connection herewith, including the reasonable fees and expenses of Dewey Ballantine LLP, special New York counsel to CSFB, in connection with the negotiation, preparation, execution and delivery of this Agreement and the Loans hereunder (to the extent that statements for such fees and expenses have been delivered to the Company).

     SECTION 5.03 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

     (a) the representations and warranties of the Company and the Subsidiary Borrower in Article III (other than the last sentence of Section 3.02(a)) shall be true and correct on and as of the date of such Borrowing; and

     (b) at the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in the preceding sentence.

                                  ARTICLE VI
                            COVENANTS OF THE COMPANY

     The Company agrees that, so long as any of the Commitments are in effect and until payment in full of all Loans hereunder, all interest thereon and all other amounts payable by any Obligor hereunder:

     Part A. Affirmative Covenants.

     SECTION 6.01 Financial Statements. The Company shall deliver to each of the Lenders:

     (a) as soon as available and in any event within 55 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated statements of earnings and cash flow of the Company and its Consolidated Subsidiaries for such period and for the period from the beginning of the respective fiscal year to the end of such period, and the related consolidated balance sheet as at the end of such period, setting forth in each case in comparative form the corresponding consolidated figures for the corresponding period in the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements fairly present the consolidated financial condition and results of operations, as the case may be, of the Company and its Consolidated Subsidiaries in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

     (b) as soon as available and in any event within 100 days after the end of each fiscal year of the Company, consolidated statements of earnings, cash flow and common shareholders' equity of the Company and its Consolidated Subsidiaries for such year and the related consolidated balance sheet as at the end of such year, setting forth in each case in comparative form the corresponding consolidated figures for the preceding fiscal year, and accompanied by an unqualified opinion thereon of Arthur Andersen & Co.

or any other independent certified public accountants of recognized national standing, which opinion shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of the Company and its Consolidated Subsidiaries as at the end of, and for, such fiscal year, and a certificate of such accountants stating that, in making the examination necessary for their opinion, they obtained no knowledge, except as specifically stated, of any Default;

     (c) promptly upon their becoming available, copies of all registration statements and regular periodic reports (other than registration statements filed on Form S-8 and pricing supplements), if any, which the Company shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange;

     (d) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

     (e) as soon as possible, and in any event within ten days after the Company knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan have occurred or exist, a statement signed by a senior financial officer of the Company setting forth details respecting such event or condition and the action, if any, which the Company or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by the Company or an ERISA Affiliate with respect to such event or condition):

          (i) any reportable event, as defined in subsections (c)(1), (2), (5) and (6), and subsection (d)(2) of Section 4043 of ERISA and the regulations issued thereunder, with respect to a Plan;

          (ii) the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan under a distress termination or the distress termination of any Plan;

          (iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

          (iv) the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that the Company or such ERISA Affiliate has incurred withdrawal liability under Section 4201 of ERISA in excess of $150,000,000 or that such Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of

     ERISA whereby a deficiency or additional assessment is levied or threatened to be levied against the Company; and

          (v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce
     Section 515 of ERISA, which proceeding is not dismissed within 30 days;

     (f) promptly after the Company knows or has reason to know that any Default has occurred, a notice of such Default describing the same in reasonable detail and, together with such notice or as soon thereafter as possible, a description of the action that the Company has taken and proposes to take with respect thereto;

     (g) as soon as available and in any event within 100 days after the end of each fiscal year of the Subsidiary Borrower, statement of earnings, cash flow and common shareholders' equity (if any) of the Subsidiary Borrower for such year and the related balance sheet as at the end of such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, accompanied by a certificate of a senior financial officer of the Company, which certificate shall state that said financial statements fairly present the financial condition and results of operations of the Subsidiary Borrower in accordance with generally accepted accounting principles, consistently applied, as at the end of, and for, such fiscal year;

     (h) from time to time such other information regarding the business, affairs or financial condition of the Company or any of its Subsidiaries (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request; and

     (i) prompt notice if, at any time, 25% or more of the value of the assets of the Company, of the Subsidiary Borrower or of the Company and its Subsidiaries on a consolidated basis consists of Margin Stock.

     The Company will furnish to each Lender, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, a certificate of a senior financial officer of the Company (i) to the effect that no Default has occurred and is continuing (or, if any Default has occurred and is continuing, describing the same in reasonable detail and describing the action that the Company has taken and proposes to take with respect thereto) and (ii) setting forth in reasonable detail the computations necessary to determine whether the Company is in compliance with Sections 6.08 and 6.09 as of the end of the respective quarterly fiscal period or fiscal year.

     SECTION 6.02 Litigation. The Company will promptly give to each Lender notice of all legal or arbitral proceedings, and of all proceedings by or before any governmental or regulatory authority or agency, and any material development in respect of such legal or other proceedings, affecting the Company or any of its Subsidiaries, except any proceeding which, if adversely determined, would not have a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Consolidated Subsidiaries.

     SECTION 6.03 Corporate Existence, Etc. The Company will, and will cause each of its Material Subsidiaries to: preserve and maintain its legal existence and all of its material rights, privileges and franchises (provided that nothing in this Section shall prohibit any transaction expressly permitted under Section 6.05); comply with the requirements of all applicable laws, rules, regulations and orders of governmental or regulatory authorities if failure to comply with such requirements (i) will in the opinion of the General Counsel of the Company result in imposition of liability or assessment against (including seizure of) property in an aggregate amount (as to all such failures to comply) exceeding 10% of Consolidated Net Worth or (ii) could in the aggregate (as to all such failures to comply) reduce by more than 25% the annual tonnage capacity of the paper processing operations of the Company and its Consolidated Subsidiaries; pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; maintain all of its properties used or useful in its business in good working order and condition, ordinary wear and tear excepted; and upon notice of at least 24 hours, permit representatives of any Lender or the Administrative Agent, during normal business hours, to examine, copy and make extracts from its books and records, to inspect its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by such Lender or the Administrative Agent.

     SECTION 6.04 Insurance. The Company will maintain, and will cause each of its Subsidiaries to maintain, insurance underwritten by financially sound and reputable insurers, or self insurance (in accordance with normal industry practice) in such amounts and against such risks as ordinarily is carried or maintained by owners of like businesses and properties in similar circumstances.

     SECTION 6.05 Use of Proceeds. The Company will, and will cause the Subsidiary Borrower to, use the proceeds of the Loans made to it hereunder solely for the purposes set forth and permitted in Section 3.07 hereof; provided that neither the Administrative Agent nor any Lender shall have any responsibility as to the use of any of such proceeds.

     SECTION 6.06 Consummation of the Merger. The Company will obtain when required, maintain in full force and effect, and comply with, all governmental approvals and other consents and approvals of third parties necessary or desirable for the consummation of the Merger. The Company shall cause the Merger to be consummated (on the terms set forth in the Merger Agreement or such other terms as shall be reasonably satisfactory to the Administrative Agent and the Lenders) as soon as practicable and in any event within 180 days after the Closing Date.

     Part B. Negative Covenants.

     SECTION 6.07 Prohibition of Fundamental Changes. The Company will not, nor will it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution). The Company will not, and will not permit any of its Subsidiaries to, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or a substantial part of its business or assets, whether now owned or hereafter acquired (including receivables and leasehold interests, but excluding any inventory or other assets sold or disposed of in the ordinary course of business). Notwithstanding the foregoing provisions of this Section:

     (a) Acquico may merge with and into Champion in accordance with the Merger Agreement;

     (b) any Subsidiary of the Company may be merged or consolidated with or into: (i) the Company if the Company shall be the continuing or surviving corporation or (ii) any other such Subsidiary; provided that if any such transaction shall be between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation;

     (c) any such Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or a Wholly Owned Subsidiary of the Company;

     (d) the Company or any Subsidiary of the Company may merge or consolidate with any other Person if (i) in the case of a merger or consolidation of the Company, the Company is the surviving corporation and, in any other case, the surviving corporation is a Wholly Owned Subsidiary of the Company and (ii) after giving effect thereto no Default would exist hereunder; and

     (e) in addition to the dispositions permitted pursuant to clauses (a) through (f) of this Section, the Company or any Subsidiary of the Company may sell or otherwise dispose of assets (including by merger or consolidation) if, after giving effect to any such sale or disposition, the book value of such assets, together with the aggregate book value of the assets so sold or disposed of since March 31, 2000, does not exceed 20% of Total Assets at March 31, 2000 (after the conditions in Section 5.02 shall have been met, as adjusted to give pro forma effect to the Acquisition Transactions).

     SECTION 6.08 Limitation on Liens. The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

     (a) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if, unless the amount thereof is not material with respect to it or its financial condition, adequate reserves with respect thereto are maintained on the books of the Company or any of its Subsidiaries, as the case may be, in accordance with GAAP;

     (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings;

     (c) pledges or deposits under worker's compensation, unemployment insurance and other social security legislation;

     (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

     (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

     (f) Liens on assets of corporations which become Subsidiaries of the Company after the date of this Agreement; provided that such Liens are in existence at the time the respective corporations become Subsidiaries of the Company and were not created in anticipation thereof;

     (g) Liens upon real and/or tangible personal property acquired after the date hereof (by purchase, construction or otherwise) by the Company or any of its Subsidiaries, each of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of the respective property; provided in the case of clause (B) that such Lien attaches to such asset within 270 days after the acquisition or completion of construction and commencement of full operations thereof; provided, further that no such Lien shall extend to or cover any property of the Company or such Subsidiary other than the respective property so acquired and improvements thereon; and provided, further, that the principal amount of Indebtedness secured by any such Lien shall at no time exceed 95% of the fair market value (as determined in good faith by a senior financial officer of the Company) of the respective property at the time it was acquired (by purchase, construction or otherwise);

     (h) [Intentionally Omitted];

     (i) Liens on assets consisting of a capital project and rights related thereto ("Project Assets") securing Indebtedness incurred to finance the acquisition, construction or development of such Project Assets; provided that
(x) such Indebtedness is non-recourse to any other assets; (y) the aggregate principal amount of Indebtedness secured by Liens permitted by this paragraph
(i) may at no time exceed $425,000,000 and (z) such Liens attach to such Project Assets within two years after the initial acquisition or completion of construction or development of such Project Assets;

     (j) Liens upon real and/or personal property of the Company or any Subsidiary of the Company in favor of the United States of America or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, to secure partial, progress, or advance or other payments pursuant to any contract or statute or to secure Indebtedness incurred for the purpose of refinancing all or any part of the purchase price or cost of constructing or improving such property;

     (k) additional Liens upon real and/or personal property created after the date hereof; provided that the aggregate outstanding Indebtedness secured thereby and incurred on and after the date hereof shall not at any time exceed 10% of Tangible Assets; and

     (l) any extension, renewal or replacement of the foregoing; provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property); provided that the sale, mortgage or other transfer of timber in connection with an arrangement under which the Company or any of its Subsidiaries is obligated to cut such timber (or any portion thereof) in order to provide the transferee with a specified amount of money (however determined) shall not be deemed to create Indebtedness secured by a Lien hereunder.

     SECTION 6.09 Amendments to Merger Agreement and the Exchange Offer Documents. The Company shall not, and shall not permit Acquico to, amend any provision of the Merger Agreement or any provision of the Offer to Exchange or any Exchange Offer Statement unless the Company shall have obtained the prior written consent of the Administrative Agent and all of the Lenders with respect to any such amendment (other than any amendment which is not material to the Company and its Subsidiaries taken as a whole and which does not materially impede the consummation of the Merger).

     SECTION 6.10 Total Debt to Total Capital Ratio. The Company will not at any time permit the ratio of Total Debt to Total Capital to exceed 0.60 to 1.

     SECTION 6.11 Minimum Consolidated Net Worth. The Company will not at any time permit Consolidated Net Worth to be less than $9,000,000,000.

                                  ARTICLE VII
                                EVENTS OF DEFAULT

     If one or more of the following events (herein called "Events of Default") shall occur and be continuing:
     (a) Either Borrower shall default in the payment when due of any principal of any Loan; or either Borrower shall default in the payment when due of any interest on any Loan or any other amount payable by it hereunder and such default shall continue unremedied for three or more Business Days; or

     (b) The Company or any of its Subsidiaries shall default in the payment when due of any principal of or interest on any of its Indebtedness (other than (i) Indebtedness hereunder and (ii) Project Indebtedness) aggregating $200,000,000 or more; or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness aggregating $200,000,000 or more shall occur if the effect of such event is (i) to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase or otherwise), prior to its stated maturity or (ii) to cause cancellation of commitments thereunder; or

     (c) Any representation, warranty or certification made or deemed made herein (or in any modification or supplement hereto or thereto) by any Obligor, or any certificate furnished to any Lender or the Administrative Agent pursuant to the provisions hereof, shall prove to have been false or misleading as of the time made or furnished in any material respect; or

     (d) The Company shall default in the performance of any of its obligations under any of Sections 6.01(f), 6.06, 6.07, 6.08, 6.09, 6.10 or 6.11; or any
Obligor shall default in the performance of any of its other obligations in this Agreement and such default shall continue unremedied for a period of thirty days after notice thereof to such Obligor (through notification to the Company) by the Administrative Agent or any Lender (through the Administrative Agent); or

     (e) The Company or any of its Material Subsidiaries shall admit in writing its inability to, or be generally unable to, pay its debts as such debts become due; or

     (f) The Company or any of its Material Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors,
(iii) commence a voluntary case under the Bankruptcy Code (as now or hereafter in effect), (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

     (g) A proceeding or case shall be commenced, without the application or consent of the Company or any of its Material Subsidiaries, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts,
(ii) the appointment of a trustee, receiver, custodian, liquidator or the like of the Company or such Subsidiary or of all or any substantial part of its assets, or (iii) similar relief in respect of the Company or such Subsidiary under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against the Company or such Subsidiary shall be entered in an involuntary case under the Bankruptcy Code; or

     (h) A final judgment or judgments for the payment of money in excess of $200,000,000 in the aggregate shall be rendered by a court or courts against the Company and/or any of its Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Company or the relevant Subsidiary shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

     (i) An event or condition specified in Section 6.01(e) shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions, the Company or any ERISA Affiliate shall be reasonably likely in the opinion of the General Counsel of the Company to incur a liability to a Plan, a Multiemployer Plan or PBGC (or any combination of the foregoing) which is in excess of 10% of Consolidated Net Worth; or

     (j) Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended, it being agreed that an employee of the Company or any Consolidated Subsidiary for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a group of persons within the meaning of said Section 13 or 14 solely because such employee's shares are held by a trustee under said plan) shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act, as amended) of 20% or more of the outstanding shares of stock of the Company having by the terms thereof ordinary voting power to elect (whether immediately or ultimately) a majority of the board of directors of the Company (irrespective of whether or not at the time stock of any other class or classes of stock of the Company shall have or might have voting power by reason of the happening of any contingency);

     (k) During any period of 25 consecutive calendar months, a majority of the board of directors of the Company shall no longer be composed of individuals
(i) who were members of said board or directors on the first day of such period or (ii) whose election or nomination to said board of directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of said board of directors; or

     (l) The Merger shall not have been consummated on the terms set forth in the Merger Agreement within 180 days after the Closing Date;

THEREUPON: (1) in the case of an Event of Default other than one referred to in clause (f) or (g) of this Article VII with respect to any Obligor, (A) the Administrative Agent may and, upon request of the Required Lenders, shall, by notice to the Company, cancel the Commitments and they shall thereupon terminate, and (B) the Administrative Agent may and, upon request of Lenders holding more than 50% of the aggregate unpaid principal amount of the Loans (including Competitive Loans) shall, by notice to the Company, declare the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder (including any amounts payable under Section 2.14) to be forthwith due and payable, whereupon such amounts shall be immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor; and (2) in the case of the occurrence of an Event of Default referred to in clause (f) or (g) of this Article VII with respect to any Obligor, the Commitments shall automatically be canceled and the principal amount then outstanding of, and the accrued interest on, the Loans and all other amounts payable by the Obligors hereunder (including any amounts payable under Section 2.14) shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by each Obligor.

                                 ARTICLE VIII
                            THE ADMINISTRATIVE AGENT

     Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

     The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The
Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper

Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

     The Administrative Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Company, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent's resignation shall nonetheless become effective and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (2) the Required Lenders shall perform the duties of the Administrative Agent (and all payments and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly) until such time as the Required Lenders appoint a successor agent as provided for above in this paragraph. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

                                  ARTICLE IX
                                 MISCELLANEOUS

     SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

     (a) if to the Company or the Subsidiary Borrower, to the Company at Office of the Treasurer, Two Manhattanville Road, Purchase, New York 10577, Attention of Vice President - Finance (Telecopy No. (914) 397-1909; Telephone No. (914) 397-1500);

     (b) if to the Administrative Agent, to Credit Suisse First Boston, Eleven Madison Avenue, New York, New York 10010, Attention of David Kratovil, (Telecopy No. (212) 325-8615; Telephone No. (212) 325-9155; and

     (c) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (or, in the case of any such change by a Lender, by notice to the Company and the Administrative Agent). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

     SECTION 9.02 Waivers; Amendments.

     (a) No Deemed Waivers; Remedies Cumulative. No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

     (b) Amendments. Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Obligor and the Required Lenders or by each Obligor and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,
(iv) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders or Types or Classes of Loans, without the written consent of each Lender, or (v) change any of the provisions of this Section or the percentage in the definition of the term "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder or release the Guarantor's obligations in respect of the Subsidiary Borrower, without the written consent of each Lender; and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

     SECTION 9.03 Expenses; Indemnity; Damage Waiver.

     (a) Costs and Expenses. The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

     (b) Indemnification by the Company. The Company shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by the

Company or any of its Subsidiaries, or any environmental liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

     (c) Reimbursement by Lenders. To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender's pro rata portion of such unpaid amount (determined according to their respective portions of the Total Credit Exposure in effect as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

     (d) Waiver of Consequential Damages, Etc. To the extent permitted by applicable law, no Obligor shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby, any Loan or the use of the proceeds thereof.

     (e) Payments. All amounts due under this Section shall be payable promptly after written demand therefor.

     SECTION 9.04 Successors and Assigns.

     (a) Assignments Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Obligor without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Assignments by Lenders. Any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

          (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, each of the Company and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed),

          (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be not less than $20,000,000 unless each of the Company and the Administrative Agent otherwise consent,

          (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement, except that this clause (iii) shall not apply to rights in respect of outstanding Competitive Loans,

          (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, and

          (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

provided further that any consent of the Company otherwise required under this paragraph shall not be required if an Event of Default under clause (f) or (g) of Article VII has occurred and is continuing. Upon acceptance and recording pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

     Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Bank") may grant to a special purpose funding vehicle (an "SPC"), identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, the respective Borrower and the Administrative Agent and without paying any processing fee therefor,
(x) assign all or any portion of its interest in any Loans to the Granting Bank and (y) pledge all or a portion of its interests in any Loans to the Granting Bank or to any financial institutions (consented to by the respective Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans (and assign to the Granting Bank and to any such financial institution any such Loans upon a realization in respect of such pledge or in connection with the performance by such financial institution of its liquidity or credit support obligations) and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC, subject to the requirements of Section 9.13(b)(vi).

     (c) Maintenance of Register by the Administrative Agent. The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Effectiveness of Assignments. Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph
(b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

     (e) Participations. Any Lender may, without the consent of either Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the respective Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (f) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

     (f) Limitations on Rights of Participants. A Participant shall not be entitled to receive any greater payment under Section 2.13, 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the respective Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the respective Borrower, to comply with Section 2.15(e) as though it were a Lender.

     (g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

     (h) No Assignments to the Borrowers or Affiliates. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to either Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender.

     SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by any Obligor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

     SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract between and among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

     SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

     SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Obligor against any of and all the obligations of such Obligor now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

     SECTION 9.09 Governing Law; Jurisdiction; Etc.

     (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.

     (b) Submission to Jurisdiction. Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Obligor or its properties in the courts of any jurisdiction.

     (c) Waiver of Venue. Each Obligor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Service of Process. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     SECTION 9.10 Judgment Currency. This is an international loan transaction in which the specification of Dollars and payment in New York, New York is of the essence and with respect to all Loans, Dollars shall be the currency of account in all events. The payment obligations of the Obligors with respect to any Loans under this Agreement shall not be discharged by an amount paid in a currency other than Dollars or in a place other than New York, New York, whether pursuant to a judgment or otherwise to the extent that the amount so paid on conversion into Dollars and transfer to New York, New York does not yield the amount of Dollars due hereunder.

     SECTION 9.11 Waiver Of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

     SECTION 9.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

     SECTION 9.13 Treatment of Certain Information; Confidentiality.

     (a) Treatment of Certain Information. Each Obligor acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Company or one or more of its Subsidiaries (in connection with this Agreement or otherwise) by any Lender or by one or more subsidiaries or affiliates of such Lender and each Obligor hereby authorizes each Lender to share any information delivered to such Lender by the Company and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such subsidiary or affiliate, it being understood that any such subsidiary or affiliate receiving such information shall be bound by the provisions of paragraph (b) of this Section as if it were a Lender hereunder. Such authorization shall survive the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

     (b) Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process,
(iv) to any other party to
this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (vi) subject to an agreement containing provisions substantially the same as those of this paragraph, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Company or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this paragraph or (B) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company. For the purposes of this paragraph, "Information" means all information received from any Obligor relating to the Company or any of its Subsidiaries (or its business), other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Company; provided that, in the case of information received from an Obligor after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWERS:                           INTERNATIONAL PAPER COMPANY


                                     By  /s/ John V. Faraci
                                        ----------------------------------------
                                         Name:  John V. Faraci
                                         Title: Senior Vice President


                                     INTERNATIONAL PAPER FINANCIAL SERVICES,
                                         INC.


                                     By  /s/ Angelia B. Peli
                                        ----------------------------------------
                                         Name:  Angelia B. Peli
                                         Title: Vice President & Assistant
                                                  Secretary

LENDERS                              CREDIT SUISSE FIRST BOSTON, individually
                                         and as Administrative Agent, Lead
                                         Arranger and Book Manager


                                     By  /s/ David W. Kratovil
                                        ----------------------------------------
                                         Name:  David W. Kratovil
                                         Title: Director


                                     By  /s/ Julia P. Kingsbury
                                        ----------------------------------------
                                         Name:  Julia P. Kingsbury
                                         Title: Vice President

                                     BANK OF AMERICA, N.A., individually and
                                     as Co-Syndication Agent


                                     By  /s/ Kevin Sullivan
                                        ----------------------------------------
                                         Name:  Kevin Sullivan
                                         Title: Managing Director

                                     DEUTSCHE BANK AG NEW YORK BRANCH, as
                                         Co-Syndication Agent


                                     By  /s/ Hans-Josef Thiele
                                        ----------------------------------------
                                         Name:  Hans-Josef Thiele
                                         Title: Director


                                     By  /s/ Oliver Schwarz
                                        ----------------------------------------
                                         Name:  Oliver Schwarz
                                         Title: Vice President


                                     DEUTSCHE BANK AG NEW YORK BRANCH AND/OR
                                         CAYMAN ISLANDS BRANCH


                                     By  /s/ Hans-Josef Thiele
                                        ----------------------------------------
                                         Name:  Hans-Josef Thiele
                                         Title: Director


                                     By  /s/ Oliver Schwarz
                                        ----------------------------------------
                                         Name:  Oliver Schwarz
                                         Title: Vice President

                                     CITIBANK, N.A., individually and as
                                         Documentation Agent


                                     By  /s/ Prakash M. Chonkar
                                        ----------------------------------------
                                         Name:  Prakash M. Chonkar
                                         Title: Managing Director

                                     ABN AMRO BANK N.V., individually and as
                                         Senior Managing Agent


                                     By  /s/ John Hennessy
                                        ----------------------------------------
                                         Name:  John Hennessy
                                         Title: Senior Vice President


                                     By  /s/ Richard Schrage
                                        ----------------------------------------
                                         Name:  Richard Schrage
                                         Title: Vice President

                                     THE BANK OF NEW YORK, individually and as
                                         Senior Managing Agent


                                     By  /s/ Eliza S. Adams
                                        ----------------------------------------
                                         Name:  Eliza S. Adams
                                         Title: Vice President

                                     BANK ONE, NA (Main Office Chicago),
                                         individually and as Senior Managing
                                         Agent


                                     By  /s/ Judy Lubatkin
                                        ----------------------------------------
                                         Name:  Judy Lubatkin
                                         Title: Vice President

                                     BNP PARIBAS, individually and as Senior
                                         Managing Agent


                                     By  /s/ S. Kaufman
                                        ----------------------------------------
                                         Name:  Sophie Revillard Kaufman
                                         Title: Vice President


                                     By  /s/ G. E. Abbott
                                        ----------------------------------------
                                         Name:  Gwen Abbott
                                         Title: Vice President

                                     THE CHASE MANHATTAN BANK, individually and
                                         as Senior Managing Agent


                                     By  /s/ James H. Ramage
                                        ----------------------------------------
                                         Name:  James H. Ramage
                                         Title: Managing Director

                                     COMMERZBANK A.G., NEW YORK BRANCH,
                                         individually and as Senior Managing
                                         Agent


                                     By  /s/ Robert J. Donohue
                                        ----------------------------------------
                                         Name:  Robert J. Donohue
                                         Title: Senior Vice President


                                     By  /s/ Andrew P. Lusk
                                        ----------------------------------------
                                         Name:  Andrew P. Lusk
                                         Title: Assistant Treasurer

                                     WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW
                                         YORK BRANCH, individually and as Senior
                                         Managing Agent


                                     By  /s/ Cynthia M. Niesen
                                        ----------------------------------------
                                         Name:  Cynthia M. Niesen
                                         Title: Managing Director


                                     By  /s/ Walter T. Duffy III
                                        ----------------------------------------
                                         Name:  Walter T. Duffy III
                                         Title: Associate Director

                                     BANCA COMMERCIALE ITALIANA, New York
                                         Branch individually and as Co-Agent


                                     By  /s/ J. Dickerhof
                                        ----------------------------------------
                                         Name:  J. Dickerhof
                                         Title: Vice President


                                     By  /s/ Charles Dougherty
                                        ----------------------------------------
                                         Name:  C. Dougherty
                                         Title: Vice President

                                     BANCA NAZIONALE DEL LAVORO S.p.A. - NEW
                                         YORK BRANCH, individually and as
                                         Co-Agent


                                     By  /s/ Leonardo Valentini
                                        ----------------------------------------
                                         Name:  Leonardo Valentini
                                         Title: First Vice President


                                     By  /s/ Carlo Vecchi
                                        ----------------------------------------
                                         Name:  Carlo Vecchi
                                         Title: Senior Vice President

                                     BBL INTERNATIONAL (U.K.) LIMITED,
                                         individually and as Co-Agent


                                     By  /s/ M-C Swinnen
                                        ----------------------------------------
                                         Name:  M-C Swinnen
                                         Title: Authorized Signatory


                                     By  /s/ C. F. Wright
                                        ----------------------------------------
                                         Name:  C. F. Wright
                                         Title: Authorized Signatory

                                     THE BANK OF NOVA SCOTIA, individually and
                                         as Co-Agent


                                     By  /s/ John Hopmans
                                        ----------------------------------------
                                         Name:  John Hopmans
                                         Title: Managing Director

                                     BANK OF TOKYO-MITSUBISHI TRUST COMPANY,
                                         individually and as Co-Agent


                                     By  /s/ R. L. Van de Berghe
                                        ----------------------------------------
                                         Name:  R. L. Van de Berghe
                                         Title: Vice President

                                     THE DAI-ICHI KANGYO BANK, LTD.
                                         individually and as Co-Agent


                                     By  /s/ Matthew G. Murphy
                                        ----------------------------------------
                                         Name:  Matthew G. Murphy
                                         Title: Vice President

                                     FLEET NATIONAL BANK, individually
                                       and as Co-Agent


                                     By  /s/ William F. Hamilton
                                        ----------------------------------------
                                         Name:  William F. Hamilton
                                         Title: Director

                                     BAYERISCHE HYPO-UND VEREINSBANK AG, NEW
                                         YORK BRANCH, individually and as
                                         Co-Agent


                                     By  /s/ Marianne Weinzinger
                                        ----------------------------------------
                                         Name:  Marianne Weinzinger
                                         Title: Director


                                     By  /s/ Marie Welling
                                        ----------------------------------------
                                         Name:  Marie Welling
                                         Title: Director

                                     THE INDUSTRIAL BANK OF JAPAN TRUST
                                         COMPANY, individually and as Co-Agent


                                     By  /s/ Takuya Honjo
                                        ----------------------------------------
                                         Name:  Takuya Honjo
                                         Title: Deputy General Manager

                                     SANPAOLO IMI S.p.A, individually and as
                                         Co-Agent


                                     By  /s/ Carlo Persico
                                        ----------------------------------------
                                         Name:  Carlo Persico
                                         Title: D. G. M.


                                     By  /s/ Robert Wurster
                                        ----------------------------------------
                                         Name:  Robert Wurster
                                         Title: First Vice President

                                     MERRILL LYNCH BANK USA., individually and
                                         as Co-Agent


                                     By  /s/ Preston L. Jackson
                                        ----------------------------------------
                                         Name:  Preston L. Jackson
                                         Title: President

                                     NATIONAL AUSTRALIA BANK LIMITED,
                                         individually and as Co-Agent
                                             A.C.N. 004044937

                                     By  /s/ Susan R. Julien
                                        ----------------------------------------
                                         Name:  Susan R. Julien
                                         Title: Vice President

                                     SVENSKA HANDELSBANKEN AB (publ),
                                         individually and as Co-Agent


                                     By  /s/ Mark Cleary
                                        ----------------------------------------
                                         Name:  Mark Cleary
                                         Title: Senior Vice President


                                     By  /s/ Henrik Jensen
                                        ----------------------------------------
                                         Name:  Henrik Jensen
                                         Title: Vice President

                                     TORONTO DOMINION (TEXAS), INC.,
                                         individually and as Co-Agent


                                     By  /s/ Carolyn R. Faeth
                                        ----------------------------------------
                                         Name:  Carolyn R. Faeth
                                         Title: Vice President

                                     WACHOVIA BANK, N.A., individually and as
                                         Co-Agent


                                     By  /s/ William C. Christie
                                        ----------------------------------------
                                         Name:  William C. Christie
                                         Title: Senior Vice President

                                     BANCA DI ROMA - NEW YORK BRANCH


                                     By  /s/ Steven Paley
                                        ----------------------------------------
                                         Name:  Steven Paley
                                         Title: First Vice President


                                     By  /s/ Alessandro Paoli
                                        ----------------------------------------
                                         Name:  Alessandro Paoli
                                         Title: Asst. Treasurer

                                     BANCO SANTANDER CENTRAL HISPANO, S.A.,
                                         acting through its New York Branch


                                     By  /s/ D. Rodriguez
                                        ----------------------------------------
                                         Name:  D. Rodriguez
                                         Title: Vice President


                                     By  /s/ Robert E. Schlegal
                                        ----------------------------------------
                                         Name:  Robert E. Schlegal
                                         Title: Vice President

                                     BAYERISCHE LANDESBANK


                                     By  /s/ Alexander Kohnert
                                        ----------------------------------------
                                         Name:  Alexander Kohnert
                                         Title: First Vice President


                                     By  /s/ James Fox
                                        ----------------------------------------
                                         Name:  James Fox
                                         Title: Vice President

                                     CoBANK, ACB


                                     By  /s/ Brian J. Klatt
                                        ----------------------------------------
                                         Name:  Brian J. Klatt
                                         Title: Vice President

                                     DG BANK
                                         DEUTSCHE GENOSSENSCHAFTSBANK AG


                                     By  /s/ S. Wendt
                                        ----------------------------------------
                                         Name:  Sabine Wendt
                                         Title: Vice President


                                     By  /s/ Lynne McCarthy
                                        ----------------------------------------
                                         Name:  Lynne McCarthy
                                         Title: Vice President

                                     FORTIS (USA) FINANCE LLC


                                     By  /s/ Eddie Matthews
                                        ----------------------------------------
                                         Name:  Eddie Matthews
                                         Title: Senior Vice President


                                     By  /s/ Robert Fakhou
                                        ----------------------------------------
                                         Name:  Robert Fakhou
                                         Title: Treasurer

                                     MELLON BANK N.A.


                                     By  /s/ Leonard M. Karpen, Jr.
                                        ----------------------------------------
                                         Name:  Leonard M. Karpen, Jr.
                                         Title: Vice President

                                     BANCA MONTE DEI PASCHI DI SIENA S.p.A.


                                     By  /s/ Serge M. Sondak
                                        ----------------------------------------
                                         Name:  Serge M. Sondak
                                         Title: FVP & Deputy General Manager


                                     By  /s/ Brian R. Landy
                                        ----------------------------------------
                                         Name:  Brian R. Landy
                                         Title: Vice President

                                     MORGAN GUARANTY TRUST COMPANY OF NEW YORK


                                     By  /s/ Dennis Witczek
                                        ----------------------------------------
                                         Name:  Dennis Witczek
                                         Title: Associate

                                     THE SAKURA BANK, LIMITED


                                     By  /s/ Yoshikazu Nagura
                                        ----------------------------------------
                                         Name:  Yoshikazu Nagura
                                         Title: Senior Vice President

                                     THE SANWA BANK LIMITED


                                     By  /s/ Stephen C. Small
                                        ----------------------------------------
                                         Name:  Stephen C. Small
                                         Title: Senior Vice President & Area
                                                  Manager

                                     SUNTRUST BANK


                                     By  /s/ W. David Wisdom
                                        ----------------------------------------
                                         Name:  W. David Wisdom
                                         Title: Vice President

                                     CAISSE DES DEPOTS ET CONSIGNATIONS


                                     By  /s/ Florence Soule De Lafont
                                        ----------------------------------------
                                         Name:  Florence Soule De Lafont
                                         Title: Head of Structured Finance


                                     By  /s/ Bart Le Blanc
                                        ----------------------------------------
                                         Name:  Bart Le Blanc
                                         Title: Director, International Finance

                                     CREDIT AGRICOLE INDOSUEZ


                                     By  /s/ Craig Welch
                                        ----------------------------------------
                                         Name:  Craig Welch
                                         Title: Managing Director


                                     By  /s/ John McCloskey
                                        ----------------------------------------
                                         Name:  John McCloskey
                                         Title: First Vice President

                                     FIRSTAR BANK, N.A.


                                     By  /s/ Kirk A. Porter
                                        ----------------------------------------
                                         Name:  Kirk A. Porter
                                         Title: Senior Vice President

                                     NORDDEUTSCHE LANDESBANK GIROZENTRALE NEW
                                        YORK BRANCH AND/OR CAYMAN ISLANDS BRANCH


                                     By  /s/ Josef Haas
                                        ----------------------------------------
                                         Name:  Josef Haas
                                         Title: Vice President


                                     By  /s/ Stephen K. Hunter
                                        ----------------------------------------
                                         Name:  Stephen K. Hunter
                                         Title: Senior Vice President

                         Schedule I to Credit Agreement

                                                                     SCHEDULE I


                                   COMMITMENTS


            Name and Address                 2-Year Term             364-Day                   Total
          for Notices of Lender                 Loan                Revolver                Commitment
          ---------------------                 ----                --------             ---------------
      Credit Suisse First Boston            $74,590,163.93       $100,409,836.07         $175,000,000.00
      Syndicated Finance Group
      21st Floor
      Eleven Madison Avenue
      New York, NY 10010
      Attention: Yvette McQueen
      Tel: (212) 325-9934
      Fax: (212) 325-8304

      Bank of America, N.A.                 $66,065,573.77        $88,934,426.23         $155,000,000.00
      1850 Gateway Blvd.
      Concord, CA 94520-3282
      Attention: Anna Marie Finn
      Tel: (925) 675-8312
      Fax: (925) 969-2844

      Deutsche Bank AG New York Branch      $66,065,573.77        $88,934,426.23         $155,000,000.00
      and/or Cayman Islands Branch
      1251 Avenue of the Americas,
      26th Floor
      New York, NY 10019
      Attention: Richard Agnolet
      Tel: (212) 469-4113
      Fax: (212) 474-7880

                                     S-I-1

            Name and Address                 2-Year Term             364-Day                   Total
          for Notices of Lender                 Loan                Revolver                Commitment
          ---------------------                 ----                --------             ---------------
      Citibank, N.A.                        $66,065,573.77        $88,934,426.23         $155,000,000.00
      399 Park Avenue
      New York, NY 10043
      Attention:
      Tel: (212)
      Fax: (212)

      ABN AMRO Bank N.V.                    $44,754,098.36        $60,245,901.64         $105,000,000.00
      208 South LaSalle
      Suite 1500
      Chicago, IL 60604-1003
      Attention: Loan
                 Administration
      Tel: (312) 992-5153
      Fax: (312) 992-5158

      The Bank of New York                  $44,754,098.36        $60,245,901.64         $105,000,000.00
      One Wall Street
      19th Floor
      New York, NY 10286
      Attention:
      Tel: (212) 635-7921
      Fax: (212) 635-7926

      BankOne N.A.                          $44,754,098.36        $60,245,901.64         $105,000,000.00
      1 Bank One Plaza, Suite 0634
      Chicago, Illinois 60670
      Attention: Nanette Wilson
      Tel: (312) 732-1221
      Fax: (312) 732-4840

                                     S-I-2

            Name and Address                 2-Year Term             364-Day                   Total
          for Notices of Lender                 Loan                Revolver                Commitment
          ---------------------                 ----                --------             ---------------
      BNP Paribas                           $44,754,098.36        $60,245,901.64         $105,000,000.00
      499 Park Avenue
      New York, NY 10022
      Attention: Andree S. Mitton/
                 Robin L. Jackson-
                 Bogner
      Tel: (212) 415-9617/415-9616
      Fax: (212) 415-9606

      The Chase Manhattan Bank              $44,754,098.36        $60,245,901.64         $105,000,000.00
      270 Park Avenue, 23rd Floor
      New York, NY 10017
      Attention:
      Tel: (212)
      Fax: (212)

      Commerzbank A.G., New York            $44,754,098.36        $60,245,901.64         $105,000,000.00
      and Grand Cayman Branches
      Two World Financial Center
      New York, NY 10281-1050
      Attention: Al Caputo
      Tel: (212) 266-7694
      Fax: (212) 266-7204

      Westdeutsche Landesbank               $44,754,098.36        $60,245,901.64         $105,000,000.00
      Girozentrale,
      New York Branch
      1211 Avenue of the Americas
      New York, NY 10036
      Attention: Phil Green
      Tel: (212) 852-6113
      Fax: (212) 302-7946

                                     S-I-3


            Name and Address                 2-Year Term             364-Day                   Total
          for Notices of Lender                 Loan                Revolver                Commitment
          ---------------------                 ----                --------             ---------------
      Banca Commerciale Italiana            $27,704,918.03        $37,295,081.97          $65,000,000.00
      One William Street
      New York, NY 10004
      Attention: Jonathan Sahr
      Tel: (212) 607-3814
      Fax: (212) 607-3897

      Banca Nazionale del Lavoro,           $27,704,918.03        $37,295,081.97          $65,000,000.00
      New York Branch
      25 West 51st Street
      New York, NY 10019
      Attention: Ana Hernandez
      Tel: (212) 314-0679
      Fax: (212) 765-2978

      BBL International (U.K.) Limited      $27,704,918.03        $37,295,081.97          $65,000,000.00
      6 Broadgate
      London, EC2M 2AJ
      England
      Attention: Tessa Baptiste/
             Jeremy Hayes/Karen Bowman
      Tel: 44-207-392-5517/ 5586/5583
      Fax: 44-207-562-0210

      The Bank of Nova Scotia               $27,704,918.03        $37,295,081.97          $65,000,000.00
      One Liberty Plaza, 24th Floor
      New York, NY 10006
      Attention: Jessica Griffiths
      Tel: (212) 225-5066
      Fax: (212) 225-5145

S-I-4

            Name and Address                 2-Year Term             364-Day                   Total
          for Notices of Lender                 Loan                Revolver                Commitment
          ---------------------                 ----                --------             ---------------

      Bank of Tokyo-Mitsubishi Trust
        Company                             $27,704,918.03        $37,295,081.97          $65,000,000.00
      1251 Avenue of the Americas
      12th Floor
      New York, NY 10020-1104
      Attention: Rolando Uy,
                 BT Information
                 Services, Inc.
      Tel: (201) 413-8570
      Fax: (201) 521-2304
           (201) 521-2305

      The Dai-Ichi Kangyo Bank, Ltd.        $27,704,918.03        $37,295,081.97          $65,000,000.00
      1 World Trade Center
      48th Floor
      New York, NY 10048
      Attention: Dawnmarie Matos
      Tel: (212) 432-6643
      Fax: (212) 524-0049


      Fleet National Bank                   $27,704,918.03        $37,295,081.97          $65,000,000.00
      100 Federal Street
      Mailstop: MA-DE-103076
      Boston, MA 02110
      Attention: Judy Vetters
      Tel: (617) 346-4928
      Fax: (617) 346-0595

                                     S-I-5

            Name and Address                 2-Year Term             364-Day                   Total
          for Notices of Lender                 Loan                Revolver                Commitment
          ---------------------             --------------        --------------         ---------------
      Bayerische Hypo-und                   $27,704,918.03        $37,295,081.97          $65,000,000.00
      Vereinsbank AG, New York
      Branch
      150 East 42nd Street
      New York, NY 10017
      Attention: Arelis Cepeda
      Tel: (212) 672-5495
      Fax: (212) 672-5691

      The Industrial Bank of Japan, Ltd.    $27,704,918.03        $37,295,081.97          $65,000,000.00
      1251 Avenue of the Americas
      New York, NY 10020
      Attention: Umesh Patel
      Tel: (212) 282-4085
      Fax: (212) 282-4480

      SanPaolo IMI S.p.A.                   $27,704,918.03        $37,295,081.97          $65,000,000.00
      245 Park Avenue
      35th Floor
      New York, NY 10167
      Attention: Robert Mancini/
                 Francine Larsen
      Tel: (212) 692-3163/
           (212) 692-3155
      Fax: (212) 692-3178

      Merrill Lynch Bank USA                $27,704,918.03        $37,295,081.97          $65,000,000.00
      15 W. South Temple
      Suite 300
      SLC, UT 84101
      Attention: Frank Stepan
      Tel: (801) 526-8316
      Fax: (801) 521-6466

                                     S-I-6

            Name and Address                 2-Year Term             364-Day                   Total
          for Notices of Lender                 Loan                Revolver                Commitment
          ---------------------             --------------        --------------         ---------------
      National Australia Bank Limited,      $27,704,918.03        $37,295,081.97          $65,000,000.00
      A.C.N. 004044937
      200 Park Avenue, 34th Floor
      New York, NY 10166
      Attention: Elliot Soto/
                 Alina Grajewski
      Tel: (212) 916-9539/9536
      Fax: (212) 490-8087

      Svenska Handelsbanken AB (publ)       $27,704,918.03        $37,295,081.97          $65,000,000.00
      153 East 53rd Street, 37th Floor
      New York, NY 1--22-4678
      Attention: Sophia Ng
      Tel: (212) 326-5147
      Fax: (212) 326-5110

      Toronto Dominion (Texas), Inc.        $27,704,918.03        $37,295,081.97          $65,000,000.00
      909 Fannin Street
      17th Floor
      Houston, TX 77010
      Attention: Sheila Conley
      Tel: (713) 653-8250
      Fax: (713) 951-9921

      Wachovia Bank, N.A.                   $27,704,918.03        $37,295,081.97          $65,000,000.00
      191 Peachtree Street, NE
      Atlanta, GA 30303
      Attention: William C. Christre
      Tel: (404) 332-1434
      Fax: (404) 332-6898

                                     S-I-7


            Name and Address                 2-Year Term             364-Day                   Total
          for Notices of Lender                 Loan                Revolver                Commitment
          ---------------------              -----------            --------             ---------------
      Banca di Roma - New York Branch       $21,311,475.41        $28,688,524.59          $50,000,000.00
      34 East 51st Street
      New York, NY 10022
      Attention: Salvatore Rappa
      Tel: (212) 407-1812
      Fax: (212) 407-1684

      Banco Santander - Central Hispano     $21,311,475.41        $28,688,524.59          $50,000,000.00
      S.A., New York Branch
      45 East 53rd Street
      New York, NY 1--22
      Attention: Ligia Castro
      Tel: (212) 350-3677
      Fax: (212) 350-3647


      Bayerische Landesbank Girozentrale,   $21,311,475.41        $28,688,524.59          $50,000,000.00
      Cayman Islands Branch
      560 Lexington Avenue
      New York, NY 10022
      Attention: Patricia Sanchez
      Tel: (212) 310-9810
      Fax: (212) 310-9930


      CoBank, ACB                           $21,311,475.41        $28,688,524.59          $50,000,000.00
      Englewood, Colorado
      Attention: Kim Lenihan
      Tel: (303) 740-6589
      Fax: (303) 694-5830

                                     S-I-8



            Name and Address                 2-Year Term             364-Day                   Total
          for Notices of Lender                 Loan                Revolver                Commitment
          ---------------------              -----------            --------             ---------------
      DG Bank                               $21,311,475.41        $28,688,524.59          $50,000,000.00
      Deutsche Genossenschaftsbank AG
      609 Fifth Avenue
      New York, NY 10017-1021
      Attention: Ed Thome
      Tel: (212) 745-1464
      Fax: (212) 745-1422

      Fortis USA Finance LLC                $21,311,475.41        $28,688,524.59          $50,000,000.00
      520 Madison Avenue
      3rd Floor
      New York, NY 10022
      Attention: Stephanie Garceau
      Tel: (212) 418-8752
      Fax: (212) 750-9503

      Mellon Bank, N.A.                     $21,311,475.41        $28,688,524.59          $50,000,000.00
      3 Mellon Bank Center, 12th Floor
      Pittsburgh, PA 15259
      Attention: Sanford Richards
      Tel: (412) 209-6118
      Fax: (412) 234-8285

      Banca Monte dei Paschi di
          Siena S.P.A.                      $21,311,475.41        $28,688,524.59          $50,000,000.00
      55 East 59th Street
      New York, NY 10022
      Attention: Mai Tam
      Tel: (212) 891-3649
      Fax: (212) 891-3661


                                     S-I-9


            Name and Address                 2-Year Term             364-Day                   Total
          for Notices of Lender                 Loan                Revolver                Commitment
          ---------------------              -----------            --------             ---------------
      Morgan Guaranty Trust Company of
      New York                              $21,311,475.41        $28,688,524.59          $50,000,000.00
      c/o J.P. Morgan Services Inc.
      500 Stanton Christiana Road
      Newark, DE 19713
      Attention: Mildred Pizarro
      Tel: (302) 634-4194
      Fax: (302) 634-1852

      The Sakura Bank, Limited              $21,311,475.41        $28,688,524.59          $50,000,000.00
      101 Park Avenue
      15th Floor
      New York, NY 10178
      Attention: Stephen Chan
      Tel: (212) 909-4554
      Fax: (212) 909-4599

      The Sanwa Bank, Ltd.                  $21,311,475.41        $28,688,524.59          $50,000,000.00
      55 East 52nd Street
      New York, NY 10055
      Attention: Marlin Chin
      Tel: (212) 339-6392
      Fax: (212) 754-2368

      SunTrust Bank                         $21,311,475.41        $28,688,524.59          $50,000,000.00
      25 Park Place
      21st Floor, center 112
      Atlanta, GA 30303
      Attention: Datanian Oldham
      Tel: (404) 230-1947
      Fax: (404) 575-2730

                                     S-I-10



            Name and Address                 2-Year Term             364-Day                   Total
          for Notices of Lender                 Loan                Revolver                Commitment
          ---------------------              -----------            --------             ---------------
      Caisse des Depots et Consignations    $10,655,737.70        $14,344,262.30          $25,000,000.00
      137, rue de l'Universite
      75007 Paris
      France
      Attention: Yves Barbeau
      Tel: 33-1-40-49-83-61
      Fax: 33-1-40-49-972-29

      Credit Agricole Indosuez              $10,655,737.70        $14,344,262.30          $25,000,000.00
      55 E. Monroe
      Chicago, IL 60603
      Attention: Wilma Persenaire/
                 Kimberly Wilp
      Tel: (312) 917-7424/ 7450
      Fax: (312) 372-4421

      Firstar Bank, N.A.                    $10,655,737.70        $14,344,262.30          $25,000,000.00
      Capital Markets Division
      Tram 12-3
      One Firstar Plaza
      St. Louis, Missouri 63101-1643
      Attention: Sharon Dent
      Tel: (314) 418-2396
      Fax: (314) 418-3571

                                     S-I-11



            Name and Address                 2-Year Term             364-Day                   Total
          for Notices of Lender                 Loan                Revolver                Commitment
          ---------------------              -----------            --------             ---------------

      Norddeutsche Landesbank               $10,655,737.70        $14,344,262.30          $25,000,000.00
      Girozentrale New York Branch
      and/or Cayman Islands Branch
      1114 Avenue of the Americas,
      37th Floor
      New York, NY 10036
      Attention: Holger Bretz
      Tel: (212) 812-6983
      Fax: (212) 812-6860

                                            --------------       --------------          --------------
      TOTAL:                                $1,300,000,000       $1,750,000,000          $3,050,000,000


                                     S-I-12

                                                                  SCHEDULE II


                               Material Agreements

Attached hereto is a list of all debt instruments or facilities of International Paper Company and its subsidiaries with outstanding balances or commitments of at least $150,000,000 on June 14, 2000.

None of such debt requires repayment because of the acquisition of Champion International Corporation.

                     Material Agreements as of June 13, 2000

         ISSUE                                  PRINCIPAL AMOUNT               TRUSTEE
---------------------------------------        -----------------        ---------------------
8.0% Notes Due 2003                            $  1,200,000,000         The Bank of New York
8-1/8% Notes Due 2005                          $  1,000,000,000         The Bank of New York
Floating Rate Notes Due 2002                   $    800,000,000         The Bank of New York
6-1/8% Notes Due 2003                          $    200,000,000         The Bank of New York
7-5/8% Debentures Due 2023                     $    200,000,000         The Bank of New York
6-7/8% Notes Due 2023                          $    200,000,000         The Bank of New York
7-5/8% Notes Due 2007                          $    200,000,000         The Bank of New York
6.50% Debentures Due 2007                      $    150,000,000         The Bank of New York
7.00% Debentures Due 2006                      $    150,000,000         The Bank of New York
6-7/8% Debentures Due 2029                     $    200,000,000         The Bank of New York
5-1/4% Junior Subordinated Deferrable          $    450,000,000         The Bank of New York
  Interest Debentures Due 2025
7-7/8% Junior Subordinated Deferrable          $    805,000,000         The Bank of New York
  Interest Debentures Due 2038
7-7/8% Notes Due 2006                          $    150,000,000         The Chase Manhattan Bank
7-5/8% Notes Due 2004                          $    150,000,000         The Chase Manhattan Bank
7.50% Notes Due 2004                           $    150,000,000         The Chase Manhattan Bank
8-1/8% Notes Due 2024                          $    150,000,000         The Chase Manhattan Bank
6-7/8% Notes Due 2000                          $    175,000,000         The Chase Manhattan Bank
7.00% Notes Due 2001                           $    250,000,000         The Chase Manhattan Bank
5-3/8% Euro Notes Due 2006                     $    238,175,000         Deutsche Bank
9.77% Notes Due 2009                           $    180,000,000         n.a.-- private placement
7-1/2% City of Selma IDB, 1994 Series due      $    298,265,135         n.a.-- guaranteed and currently
  2024                                                                  held by International Paper
7.005% Preferred Stock-- TCCII                 $    170,000,000         n.a.-- private placement
$550 mm Variable Rate Preferred Stock          $    550,000,000         n.a.-- private placement

         OTHER                                  PRINCIPAL AMOUNT                 LENDER
---------------------------------------        -----------------        ---------------------
Bank Borrowing-- NZD                           $    190,667,725.52      National Australia Bank
Bank Borrowing-- NZD                           $    192,107,942.37      Deutsche Bank

                                                                 EXHIBIT A


                       [Form of Assignment and Acceptance]

                            ASSIGNMENT AND ACCEPTANCE

                  Reference is made to the Credit Agreement dated as of June 14, 2000 (as amended and in effect on the date hereof, the "Credit Agreement"), among International Paper Company, International Paper Financial Services, Inc., the Lenders named therein and Credit Suisse First Boston, as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.

                  The Assignor named below hereby sells and assigns, without recourse, to the Assignee named below, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth below, the interests set forth below (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including the interests set forth below in the Commitment of the Assignor on the Assignment Date and Competitive Loans and Syndicated Loans owing to the Assignor which are outstanding on the Assignment Date, together with unpaid interest accrued on the assigned Loans to the Assignment Date, and the amount, if any, set forth below of the fees accrued to the Assignment Date for account of the Assignor. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

                  This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.15(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.

                  This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee's Address for Notices:

Closing Date of Assignment
("Assignment Date")1:

                                                                             Percentage Assigned of
                                                                             Facility/Commitment (set forth,
                                                                             to at least 8 decimals, as a
                                            Principal Amount Assigned (and   percentage of the Facility and
                                            identifying information as to    the aggregate Commitments of
Facility                                    individual Competitive Loans)    all Lenders thereunder)
--------                                    -----------------------------    -------------------------------

Term Loan Commitment Assigned:              $                                %

Revolving Credit Commitment Assigned

Term Loans:

Revolving Credit Loans:

Competitive Loans:

Fees Assigned (if any):


_____________________
1 Must be at least five Business Days after execution hereof by all required parties.

The terms set forth above and below are hereby agreed to:

                                         [NAME OF ASSIGNOR], as Assignor


                                         By:___________________________________
                                             Name:
                                             Title:


                                         [NAME OF ASSIGNEE], as Assignee


                                         By:___________________________________
                                             Name:
                                             Title:


The undersigned hereby consent to the within assignment:


INTERNATIONAL PAPER COMPANY

By:_______________________________
    Name:
    Title:


CREDIT SUISSE FIRST BOSTON,
as Administrative Agent


By:_______________________________
    Name:
    Title:

                                                                EXHIBIT B


                   [Form of Opinion of Counsel to the Company]

                                                             __________, 199_


To the Administrative Agent and the Lenders referred to below
c/o Credit Suisse First Boston, New York Branch as Administrative Agent
Eleven Madison Avenue
New York, New York 10010


Ladies and Gentlemen:

                  I am an Associate General Counsel of International Paper Company, a New York corporation (the "Company") and am acting as counsel to the Company and International Financial Services, Inc., a Delaware corporation (the "Subsidiary Borrower", and together with the Company, the "Borrowers") in connection with the Credit Agreement (the "Credit Agreement") dated as of June 14, 2000, among the Company, the lenders party thereto (the "Lenders") and Credit Suisse First Boston, as Administrative Agent (the "Administrative Agent"), for purposes of delivering this opinion letter pursuant to Section 5.01(a)(ii) of the Credit Agreement. Capitalized terms defined in the Credit Agreement are used herein as therein defined.

                  In rendering the opinions expressed below, I or attorneys operating under my supervision have examined the following agreements, instruments and other documents:

                  (a)      the Credit Agreement; and

                  (b) such records of the Company and such other documents as I have deemed necessary as a basis for the opinions expressed below.

                  In such examination, I or such attorneys have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with authentic original documents of all documents submitted to me as copies. When relevant facts were not independently established, I have relied upon statements of governmental officials and upon representations made in or pursuant to the Credit Agreement and certificates of appropriate representatives of the Company.

                  In rendering the opinions expressed below, I have assumed, with respect to all of the documents referred to in this opinion letter, that (except, to the extent set forth in the opinions expressed below, as to the Borrowers):

                   (i) such documents have been duly authorized by, have
                       been duly executed and delivered by, and constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

                  (ii) all signatories to such documents have been duly
                       authorized; and

                 (iii) all of the parties to such documents are duly
                       organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

                  Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as I have deemed necessary as a basis for the opinions expressed below, I am of the opinion that:

                  1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York. The Subsidiary Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each Borrower is duly qualified to transact business in all jurisdictions where failure so to qualify would have a material adverse effect on the consolidated financial condition, operations, business or prospects taken as a whole of the Company and its Consolidated Subsidiaries.

                  2. The execution, deliver and performance by each Borrower of the Credit Agreement and the transactions contemplated thereby are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate any applicable provision of law or regulation or any provision of its respective charter or by-laws or any other constitutive documents of such Borrower or result in the breach of, or constitute a default or require any consent under, any indenture or other agreement or instrument to which the Company or any Subsidiary is a party or by which the Company or any of its Subsidiaries or its properties may be bound.

                  3. Except as disclosed to the Administrative Agent and the Lenders in writing prior to the date hereof, the legal or arbitral proceedings, and proceedings by or before any governmental or regulatory authority or agency, pending or (to my knowledge) threatened against or affecting the Company and/or any of its Subsidiaries, or any properties or rights of the Company and/or any of its Subsidiaries will not result in imposition of liability or assessment against (including seizure of) property in an aggregate amount as to all such proceedings exceeding 10% of Consolidated Net Worth.

                  4. No authorizations, consents or approvals of, licenses from, filings or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by either Borrower of the Credit Agreement.


                                     (B)-2

                  5. Neither Borrower is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                  The foregoing opinions are limited to matters involving the Federal laws of the United States of America, the Delaware General Corporation Law and the laws of the State of New York, and I do not express any opinion as to the laws of any other jurisdiction.

                  This opinion letter is provided solely to you by me in my capacity as Vice President and Associate General Counsel of the Company in connection with the above matter and may not be relied upon by you for any other purpose or relied upon by any other Person without, in each instance, my prior written consent.

                                                     Very truly yours,

                                     (B)-3

                                                                EXHIBIT C


                  [Form of Opinion of Special New York Counsel to the Company]

                                                              __________, 199_


The Administrative Agent and the Lenders
Referred to Below
c/o Credit Suisse First Boston, New York Branch, as Administrative Agent

Re:  International Paper Company

Ladies and Gentlemen:

         We have acted as special New York counsel to International Paper Company, a New York corporation (the "Company"), and International Paper Financial Services, Inc., a Delaware corporation (the "Subsidiary Borrower") and, together with the Company, the "Borrowers"), in connection with the Credit Agreement dated as of June 14, 2000 (the "Credit Agreement") among the Borrowers, the various lenders party thereto (the "Lenders") and Credit Suisse First Boston, New York Branch, as Administrative Agent (the "Administrative Agent"). Capitalized terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of fact and law, as we have deemed necessary or advisable for purposes of this opinion.

         Based upon and subject to the foregoing, and subject to the qualifications and set forth herein, we are the opinion that:

         1. The execution, delivery and performance by each Borrower of the Credit Agreement do not contravene any provision of United States federal or New York State law or regulation that in our experience is normally applicable to general business corporations in relation to transactions of the type contemplated by the Credit Agreement.

         2. The Credit Agreement constitutes a legal, valid and binding agreement of each Borrower, in each case enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability.

         In expressing our opinion in paragraph 2 above, we have assumed that
(i) each Borrower is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) the execution, delivery and performance by each Borrower of the Credit Agreement are within its corporate powers, have been duly

                                     (C)-1
authorized by all necessary corporate action, required no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, the articles of certificate of incorporation or bylaws of such Borrower, any provision of applicable law or regulation (other than United States federal and New York State laws and regulations that in our experience are normally applicable to general business corporation in relation to transactions of the type contemplated by the Credit Agreement) or any judgment, injunction, order or decree or any agreement or other instrument binding upon such Borrower.

         We express no opinion as to (i) the effect (if any) of any law of any jurisdiction (except the State of New York) in which any Lender is located that may limit the rate of interest that such Lender may charge or collect, (ii) the first sentence of Section 9.09(b) of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of The United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement or (ii) Section 9.10 of the Credit Agreement.

         We are members of the bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

         This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by any other person (other than an assignee permitted under Section 9.04(b) of the Credit Agreement) without our prior written consent.

                                                    Very truly yours,


                                     (C)-2